Exhibit 2.1

ACQUISITION AGREEMENT

BY AND AMONG

SEAGATE HDD CAYMAN

DENALI ACQUISITION SUB CORP.

AND

DOT HILL SYSTEMS CORP.

August 18, 2015

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TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

ANNEX A CERTAIN DEFINED TERMS

SCHEDULE I KEY EMPLOYEES

SCHEDULE II KNOWLEDGE PERSONS

-iii-

INDEX OF ANNEXES

Annex A – Certain Defined Terms

INDEX OF DEFINED TERMS

Defined Term	Reference	Page
401(k) Plan	6.9(b)	69
Acceptance Time	1.1(f)	7
Acquisition Proposal	Annex A	A-1
Acquisition Transaction	Annex A	A-1
Affiliate	Annex A	A-1
Agreement	Preamble	1
Anti-Corruption and Anti-Bribery Laws	Annex A	A-1
Antitrust Laws	Annex A	A-2
Assets	3.20	45
Balance Sheet	Annex A	A-2
Book-Entry Shares	2.6(c)	17
Business Day	Annex A	A-2
Canceled Company Shares	2.5(b)(ii)	16
Capitalization Date	3.5(a)	23
Capitalization Representation	1.1(b)(iv)	3
Certificate of Merger	2.1	13
Certificates	2.6(c)	17
Closing	2.2(a)	14
Closing Date	2.2(a)	14
COBRA	Annex A	A-2
Code	Annex A	A-2
Collective Bargaining Agreements	3.18(a)	41
Company	Preamble	1
Company Board	Annex A	A-2
Company Board Recommendation	1.2(b)(i)	10
Company Board Recommendation Change	1.2(b)(ii)	10
Company Capital Stock	Annex A	A-2
Company Disclosure Schedule	Article III	19
Company ESPP	6.9(a)	68
Company Indemnified Parties	6.10(a)	70
Company Intellectual Property	Annex A	A-2
Company Material Adverse Effect	Annex A	A-2
Company Options	Annex A	A-4
Company Preferred Stock	Annex A	A-4
Company Products	Annex A	A-4

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Defined Term	Reference	Page
Company Representatives	6.1(b)	61
Company Securities	3.5(c)	24
Company Shares	Annex A	A-4
Company Stock Plans	Annex A	A-4
Company Stockholders	Annex A	A-4
Compensation Committee	3.2(f)	21
Confidentiality Agreement	8.8	78
Consent	3.3	22
Contract	Annex A	A-5
Controlled Group Liability	Annex A	A-5
Copyrights	Annex A	A-7
Delaware Law	Annex A	A-5
Delaware Secretary of State	2.1	13
Depositary Agent	2.6(a)	17
Determination Notice	1.2(b)(iii)	11
DGCL	Annex A	A-5
Dissenting Company Shares	2.5(b)(iii)(A)	16
Dodd-Frank Act	3.6(d)	25
D&O Insurance	6.10(b)	70
DOJ	Annex A	A-5
DOL	Annex A	A-5
Domain Names	Annex A	A-7
Effective Time	2.1	13
Employee	Annex A	A-5
Employee Plans	3.17(a)	39
Environmental Laws	Annex A	A-5
Environmental Permit	Annex A	A-6
ERISA	Annex A	A-6
ERISA Affiliate	Annex A	A-6
Exchange Act	Annex A	A-6
Exchange Fund	2.6(b)	17
Expiration Date	1.1(e)	6
First Termination Date	7.1(c)	73
Extended Termination Date	7.1(c)	73
FTC	Annex A	A-6
Fundamental Representations	1.1(b)(iv)	3
GAAP	Annex A	A-6
Government Contract	Annex A	A-6
Governmental Authority	Annex A	A-6
Hazardous Material	Annex A	A-6
Hazardous Materials Activity	Annex A	A-7
HSR Act	Annex A	A-7
Initial Expiration Date	1.1(e)	6
Intellectual Property Rights	Annex A	A-7

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Defined Term	Reference	Page
International Employee Plans	3.17(b)	39
Intervening Event	Annex A	A-7
IRS	Annex A	A-7
Key Employees	Annex A	A-7
Knowledge	Annex A	A-7
Law or Laws	Annex A	A-7
Leased Real Property	3.19(b)	43
Leases	3.19(b)	43
Legal Proceeding	Annex A	A-8
Liabilities	Annex A	A-8
Lien	Annex A	A-8
Material Contract	3.12(a)	30
Maximum Annual Premium	6.10(b)	70
Merger	2.1	13
Merger Consideration	2.5(b)(i)	17
Merger Sub	Preamble	1
Minimum Condition	1.1(b)(i)	3
Non-U.S. Employees	3.17(m)	41
Object Code	Annex A	A-8
Offer	Preamble	1
Offer Conditions	1.1(b)(ix)	5
Offer Documents	1.1(g)	8
Offer Price	Preamble	1
Open Source License	Annex A	A-8
Open Source Materials	Annex A	A-8
Order	Annex A	A-8
Parent	Preamble	1
Parent Material Adverse Effect	Annex A	A-8
Parent’s Representatives	Annex A	A-9
Patents	Annex A	A-7
Payment Agent	2.6(a)	17
Permitted Encumbrances	Annex A	A-9
Person	Annex A	A-9
Personal Data	Annex A	A-9
Privacy Legal Requirements	Annex A	A-9
Privacy Policy	Annex A	A-9
Registered Intellectual Property	Annex A	A-10
Regulatory Condition	1.1(b)(ii)	3
Sarbanes-Oxley Act	Annex A	A-10
Schedule 14D-9	1.2(a)	9
Schedule TO	1.1(g)	8

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Defined Term	Reference	Page
SEC	Annex A	A-10
SEC Reports	3.6(d)	26
Securities Act	Annex A	A-10
Source Code	Annex A	A-10
Subsidiary	Annex A	A-10
Subsidiary Securities	3.6(d)	27
Superior Proposal	Annex A	A-10
Support Agreement	Preamble	2
Support Agreements	Preamble	2
Surviving Corporation	2.1	13
Tail Policy	6.10(b)	70
Tax	Annex A	A-11
Tax Returns	Annex A	A-11
Technology	Annex A	A-11
Termination Fee Amount	7.3(a)	75
Terminated Agreements	6.12	71
Trade Secrets	Annex A	A-7
Trademarks	Annex A	A-7

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ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of August 18, 2015 by and among Seagate HDD Cayman, an exempted company with limited liability organized under the laws of the Cayman Islands (“Parent”), Denali Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dot Hill Systems Corp., a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, in order to effect the foregoing acquisition, Parent and the Company have agreed that Merger Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding Company Shares at a price of $9.75 per Company Share, net to the holder thereof in cash, without interest (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, in order to complete the foregoing acquisition, following the completion of the Offer, Merger Sub will be merged with and into the Company, each Company Share (other than Canceled Company Shares or Dissenting Company Shares) that is then outstanding will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the foregoing merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein.

WHEREAS, Parent and the Company acknowledge and agree that the Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the respective Boards of Directors of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of the Company and the Company Stockholders (iii) approved the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iv) agreed that the Merger shall be governed by Section 251(h) of the DGCL, and (v) resolved to recommend that the Company Stockholders tender their shares to Merger Sub pursuant to the Offer, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company, in their respective capacities as stockholders of the Company, are entering into Support Agreements with Parent (each, a “Support Agreement” and collectively, the “Support Agreements”) pursuant to which the signatories thereto are agreeing to tender their Company Shares into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Offer Commencement. Provided that (x) this Agreement shall not have been terminated pursuant to Article VII, (y) none of the events set forth in clauses (iii), (iv) or (v) of Section 1.1(b) (in the case of clause (iii), with respect to covenants that the Company is required to perform prior to such time) shall have occurred and be continuing, and (z) the Company shall have complied with its obligations under Section 1.2 (with respect to obligations that the Company is required to perform prior to such time) and be prepared to file the Schedule 14D-9 on the same day as the commencement of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) commence the Offer (within the meaning of Rule 14d-2 under the Exchange Act) to purchase all of the Company Shares (including Shares that are Company Restricted Stock) at a price per Company Share equal to the Offer Price (subject to the terms of Section 1.1(d)) as promptly as practicable (but in no event more than ten (10) Business Days) after the date hereof.

(b) Offer Conditions. Subject to the rights and obligations of Merger Sub to extend and/or amend the Offer in accordance with the terms and conditions of this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any tendered Company Shares, and Merger Sub may (and Parent may cause Merger Sub to) delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act) the payment for, any Company Shares that are validly tendered in the Offer (and not validly withdrawn) prior to the scheduled expiration of the Offer, in the event that:

(i) at the scheduled expiration of the Offer, there shall not have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Company Shares) a number of Company Shares that, taken together with any Company Shares then owned by Parent and Merger Sub, represent a majority of all then outstanding Company

Shares (excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) (the “Minimum Condition”); or

(ii) at the scheduled expiration of the Offer, either (A) the waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated, or (B) the waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Offer and the Merger) under the Antitrust Laws of any jurisdiction outside the U.S. that are applicable to such transactions in the reasonable judgment of Parent shall not have expired or been terminated, or (C) any approvals, consents, authorizations or similar clearances required under the Antitrust Laws of any jurisdiction outside the U.S. that are applicable to such transactions in the reasonable judgment of Parent shall not have been received or obtained (the “Regulatory Condition”); or

(iii) the Company shall have breached or failed to perform in any material respect any of its covenants or obligations under this Agreement to be complied with or performed prior to the scheduled expiration of the Offer, or the Company shall have failed to perform its obligations under Section 6.15 in any respect; or

(iv) (A) any of the representations and warranties set forth in Section 3.1(a) (Organization and Good Standing), Section 3.2 (Authorization and Enforceability), Section 3.11(a) (Absence of Certain Changes – Company Material Adverse Effect) and Section 3.29 (Brokers) (collectively, the “Fundamental Representations”), shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date); (B) the representations and warranties set forth in Section 3.5 (Capitalization) (the “Capitalization Representation”) shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except where the failure to be true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $1,000,000; or (C) any of the representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations or the Capitalization Representation), disregarding any “materiality,” “Company Material Adverse Effect” or other similar qualifications set forth in all such representations or warranties, shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except in the case of this clause (C), to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct as of the date hereof, as of immediately prior to the scheduled expiration of the Offer or as of the specified date in the representation or warranty have not had and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect; or

(v) any Company Material Adverse Effect shall have occurred or exist on or prior to, and shall be continuing on the date of, the scheduled expiration of the Offer (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect); or

(vi) the Company shall not have delivered to Parent and Merger Sub a certificate dated as of the Expiration Date signed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in clauses (iii), (iv) and (v) of this Section 1.1(b) have been satisfied; or

(vii) any Governmental Authority shall have (A) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by this Agreement (including the Offer or the Merger) any applicable Law that has the effect of making the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger), or (B) issued or granted any Order that remains in effect and has the effect of making any of the transactions contemplated by this Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger); or

(viii) there shall be pending any Legal Proceeding brought by any Governmental Authority against Parent, Merger Sub, the Company or any of their respective Affiliates (A) seeking to enjoin the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer or, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Support Agreements (including the voting provisions thereunder), (B) seeking to impose limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub (or Parent on Merger Sub’s behalf) unable, to (1) accept for payment, pay for or purchase some or all of the

Company Shares pursuant to the Offer and the Merger or (2) exercise full rights of ownership of the Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the Company Stockholders, (C) seeking to (1) compel Parent or any of its Subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (2) compel Parent or any of its Subsidiaries to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, or (D) which otherwise would be reasonably expected to have a Company Material Adverse Effect (other than of the type described in clause (x) of the definition of “Company Material Adverse Effect”); or

(ix) this Agreement shall have been terminated in accordance with its terms

(the conditions set forth in the preceding clauses (i) – (ix), inclusive, of this Section 1.1(b) being referred to herein, collectively, as the “Offer Conditions”).

(c) Waiver of Offer Conditions.

(i) Neither Parent nor Merger Sub may waive the Minimum Condition without the prior written consent of the Company.

(ii) Other than the Minimum Condition, the Offer Conditions are for the sole benefit of Parent and Merger Sub and, accordingly, Parent and Merger Sub may waive any such Offer Conditions, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in their sole and absolute discretion. The failure by Parent and Merger Sub at any time to exercise the foregoing right to waive any Offer Condition (other than the Minimum Condition) shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(d) Amendment of Offer Terms and Conditions.

(i) Parent and Merger Sub may, and hereby expressly reserve the right to, increase the Offer Price or otherwise amend, modify or make changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that:

(A) decreases the Offer Price;

(B) changes the form of consideration to be paid in the Offer;

(C) reduces the number of Company Shares sought to be purchased in the Offer;

(D) waives, amends, modifies or otherwise changes the Minimum Condition;

(E) amends, modifies or otherwise changes any Offer Conditions (other than the Minimum Condition) in a manner that adversely impacts or reasonably could adversely impact the Company Stockholders in any material respect;

(F) imposes conditions to the Offer that are in addition to the Offer Conditions set forth in Section 1.1(b);

(G) extends or otherwise changes the Expiration Date in a manner other than as required or permitted by this Agreement; or

(H) provides any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(ii) The Offer Price shall be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares tendered pursuant to the Offer.

(e) Expiration and Extension of Offer. On the terms and subject to the conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at 12:01 a.m., Eastern Time, on the twenty-first (21st) Business Day following the date the Offer is first commenced, determined in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in no event will the Offer be scheduled to expire prior to 12:01 a.m., Eastern Time, on October 6, 2015, and provided, further, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement:

(i) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation or other requirement of the SEC (or its staff) that is applicable to the Offer or any NASDAQ Rule that is applicable to the Offer;

(ii) in the event that the Regulatory Condition is not satisfied or waived as of any scheduled Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive extension periods of ten (10) Business Days each in order to seek to satisfy the Regulatory Condition;

(iii) in the event that the condition set forth in Section 1.1(b)(iv) or Section 1.1(b)(v) is not satisfied or waived as of any scheduled Expiration Date as a result of the occurrence of a Company Material Adverse Effect of the type described in clause (x)(1), (x)(2) or (x)(3) of the definition of a “Company Material Adverse Effect,” Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive extension periods of ten (10) Business Days each in order to enable the Company to seek to satisfy the foregoing conditions;

(iv) in the event that any of the Offer Conditions is not satisfied or waived as of any scheduled Expiration Date, Merger Sub may (but shall not be required to) extend the Offer for one or more successive extension periods of up to ten (10) Business Days each in order to seek to satisfy the Offer Conditions; and

(v) in the event that each Offer Condition (other than the Minimum Condition) shall have been satisfied or waived as of any scheduled Expiration Date but the Minimum Condition shall not have been satisfied as of such scheduled Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for one extension period of ten (10) Business Days in order to seek to satisfy the Minimum Condition.

provided, however, that notwithstanding the foregoing clauses (i) - (v) of this Section 1.1(e), inclusive, in no event shall Merger Sub be required to (or permitted to, without the prior written consent of the Company) extend the Offer beyond the First Termination Date or the Extended Termination Date, as applicable; and provided further, that the foregoing clauses (i) - (v) of this Section 1.1(e), inclusive, shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to the terms of Article VII; and provided, further, that Merger Sub shall not withdraw or terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to the terms of Article VII.

(f) Payment for Company Shares; Depositary Agent. On the terms and subject to the conditions of this Agreement and the Offer, promptly after the expiration of the Offer (but on the same date as such expiration), Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment (such time of the acceptance, the “Acceptance Time”) and promptly after the Expiration Date pay for all Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer. The Offer Price payable in respect of each Company Share that are validly tendered and not validly withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable Tax withholdings. In the event that this Agreement is terminated pursuant to Article VII, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within twenty-four (24)

hours of such termination), irrevocably and unconditionally terminate the Offer, and Merger Sub shall not acquire any Company Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Company Shares to the registered holders thereof. Prior to the Acceptance Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the depositary agent for the Offer (the “Depositary Agent”). On or prior to the date the Acceptance Time occurs, Parent shall deposit (or cause to be deposited) the aggregate Offer Price with the Depositary Agent, for payment to the Company Stockholders pursuant to the provisions of this Article I.

(g) Schedule TO and Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and the related forms of the letter of transmittal and summary advertisement, if any, and any other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, with any supplements or amendments thereto, the “Offer Documents”), and (ii) mail (or cause to be mailed) the Offer Documents to all Company Stockholders. Subject to the provisions of Section 1.2(b), the Schedule TO and the Offer Documents may include a description of the determinations and approvals of the Company Board set forth in Section 3.2(c) and the Company Board Recommendation. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that either is (i) required by applicable securities Laws to be included in the Schedule TO or the Offer Documents, or (ii) reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents. Parent and Merger Sub shall ensure that the Offer Documents, when filed with the SEC, comply in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall ensure that the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents does not, on the date the Offer Documents are first sent to the Company Stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct or supplement any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities Laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall (i) provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and (ii) provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(h) Funds. Without limiting the generality of Section 6.14, Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any Company Shares held by them into the Offer.

1.2 Company Offer Support.

(a) Schedule 14D-9. Concurrently with the filing of the Schedule TO with the SEC and mailing the Offer Documents to the Company Stockholders, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders along with the Offer Documents and (iii) set the mailing date of the Schedule 14D-9 as the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL. Subject to the provisions of Section 1.2(b), the Schedule 14D-9 shall include (i) a description of the determinations and approvals set forth in Section 3.2(c) and the Company Board Recommendation, (ii) the fairness opinion of each of the Company’s financial advisors referenced in Section 3.2(d) and a summary of the related material financial analysis consistent with such financial advisor’s standard practices and subject to such summary being reasonably acceptable to such financial advisor, and (iii) the notice and other information required by Section 262(d) of the DGCL. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall ensure that the Schedule 14D-9, when filed with the SEC, complies in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub shall ensure that the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 does not, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly correct or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities Laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(b) Company Board Recommendation.

(i) The Company hereby approves and consents to the Offer and represents that the Company Board, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously made the Company Board Recommendation. Subject to the terms of this Section 1.2(b), the Company Board shall (A) unanimously recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”) and (B) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9 and (C) permit Parent and Merger Sub to include a description of the Company Board Recommendation in the Offer Documents if and to the extent that the Company Board Recommendation is not withheld, withdrawn, amended or modified in accordance with this Section 1.2(b).

(ii) Subject to the terms of this Section 1.2(b), neither the Company Board nor any committee thereof shall (A) fail to make, withhold, withdraw, amend, qualify or modify, or publicly propose to refuse to make, withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, (B) approve, endorse or recommend an Acquisition Proposal, or fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer for Company Shares within ten (10) Business Days after commencement of such offer or fail to reaffirm the Company Board Recommendation within such ten (10) Business Day-period, (C) fail to include the Company Board Recommendation in the Schedule 14D-9, (D) fail to reaffirm the Company Board Recommendation within three (3) Business Days of a written request to do so by Parent (provided that, unless an Acquisition Proposal shall have been publicly disclosed, Parent may only make two (2) such requests), or (E) resolve, agree or publicly propose to take any of the foregoing actions (any action described in the preceding clauses (A) – (E) being referred to herein as a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, a “stop, look and listen” communication by the Company Board pursuant to and in compliance with Rule 14d9-(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change and shall not require compliance with the procedures set forth in this Section 1.2(b). For avoidance of doubt, a termination of this Agreement by the Company pursuant to Section 7.1(h) shall not constitute a Company Board Recommendation Change, and any Company Board Recommendation Change effected simultaneously with such termination shall not require a separate notice period under Section 1.2(b)(iii) below.

(iii) Notwithstanding the limitations set forth in Section 1.2(b)(ii), the Company Board may effect a Company Board Recommendation Change at any time prior to the Acceptance Time, if (A) the Company Board has received an unsolicited, bona fide, written Acquisition Proposal and after consultation with a financial advisor of nationally recognized standing and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Proposal, (B) such Acquisition Proposal did not arise out of a breach of the provisions of this Section 1.2(b) or Section 6.1, (C) the Company Board has determined in good faith (after consultation with outside legal counsel and after considering in good faith any proposal made by Parent pursuant to clause (E) below), that, in light of the foregoing Superior Proposal, the Company Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (D) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days prior written notice thereof (a “Determination Notice”) (which Determination Notice shall not constitute a Company Board Recommendation Change), which Determination Notice shall attach such Superior Proposal and all Contracts and other written materials provided by the Person making such Superior Proposal (including any definitive agreements and financing commitment letters relating thereto), and the opportunity to meet (which may be telephonic) with the Company Board (or its designees) and its outside legal counsel during such five-Business Day period, with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the Acquisition Proposal that is the subject of the foregoing Determination Notice is no longer a Superior Proposal (it being understood and agreed that in the event of any material amendment to any Acquisition Proposal that is the subject of a previously delivered Determination Notice, the Company Board shall not be permitted to effect a Company Board Recommendation Change with respect to such Acquisition Proposal, as so amended, unless and until the Company shall have given Parent another Determination Notice based on such Acquisition Proposal, as so amended, at least three (3) Business Days prior to effecting such Company Board Recommendation Change on the basis of such Acquisition Proposal, as so amended, and the opportunity to meet (which may be telephonic) with the Company Board (or its designees) and its outside legal counsel during such three-Business Day period), and (E) Parent shall not have made, within five (5) Business Days after receipt of the Determination Notice referenced in the preceding clause (D) (or within three (3) Business Days in the event of a material amendment to the Acquisition Proposal that is the subject of a previously delivered Determination Notice), a proposal for a transaction on the basis of which the Acquisition Proposal that is the subject of the Determination Notice referenced in the preceding clause (D) no longer constitutes a Superior Proposal relative to any transaction proposed by Parent and; (F) after the expiration of the five-Business Day period referenced in the preceding clauses (D) and (E) (or the three-Business Day period in the event of a material amendment to the Acquisition Proposal that is the subject of a previously delivered Determination Notice) the Company Board determines in good faith (after consultation with its outside legal counsel) that it is still reasonably required to effect a Company Board Recommendation Change in respect of the Acquisition Proposal that is the subject of the Determination Notice referenced in the preceding clause (D) in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law after considering in good faith any proposals made by Parent during the five-Business Day period referenced in the preceding clauses (D) and (E) (or the three-Business Day period in the event of a material amendment to the amendment to the Acquisition Proposal that is the subject of a previously delivered Determination Notice). The Company shall keep confidential any such proposals made by Parent to revise the terms of this Agreement, whether pursuant to this Section 1.2(b), Section 7.1(h) or otherwise, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any SEC Reports.

(iv) Notwithstanding the limitations set forth in Section 1.2(b)(ii), the Company Board may effect a Company Board Recommendation Change at any time prior to the Acceptance Time in response to an Intervening Event if (A) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the Company Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (B) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent a Determination Notice at least five (5) Business Days prior written notice thereof, which Determination Notice shall specify in reasonable detail the facts underlying the Company Board’s determination that an Intervening Event has occurred and the rationale and basis for such Company Board Recommendation Change and the opportunity to meet (which may be telephonic) with the Company Board (or its designees) and its outside legal counsel, with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so as to obviate the need to effect a Company Board Recommendation Change on the basis of such Intervening Event so that the transactions contemplated hereby may be effected, and (C) following the expiration of such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel) and after giving good faith consideration to any offer or proposal from Parent, that, in light of such Intervening Event, the Company Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law.

(v) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or making any

“stop, look and listen” communication by the Company Board pursuant to and in compliance with Rule 14d9-(f), provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be deemed to be a Company Board Recommendation Change unless accompanied by a clear, unqualified and unconditional reaffirmation of the Company Board Recommendation.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent with such information, including a list of the Company Stockholders as of the most recent practicable date, mailing labels and any available listing or computer files containing the names and addresses of all record and non-objecting beneficial Company Stockholders as of the most recent practicable date, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions as requested by Parent from time to time), and with such assistance as Parent, Merger Sub or their respective agents may reasonably request, in order to mail, disseminate and otherwise communicate the Offer to the record and non-objecting beneficial Company Stockholders. Subject to any and all applicable Laws, and, except for such steps as are necessary to mail and disseminate the Offer Documents and any other documents required to consummate the Merger, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger, and (iii) if Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and/or this Agreement shall be terminated pursuant to Article VII, Parent and Merger Sub shall either, in Parent’s sole discretion, (A) destroy any and all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (B) deliver (and shall use their respective commercially reasonable efforts to cause their agents to deliver) to the Company, any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Rights of First Refusal. Solely in connection with, and subject to (i) the consummation of the tender and purchase of Company Shares pursuant to the Offer and (ii) the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Company Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, on the Closing Date, Parent, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. The Merger shall be governed by Section 251(h) of the DGCL. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be mutually agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

2.2 The Closing.

(a) Closing Date and Location. Parent, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California 94105, on the Expiration Date as soon as practicable following the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL, (except if any of the conditions set forth in Section 2.2(b) (other than those conditions that by their terms are to be satisfied at the Closing) are not satisfied or waived (to the extent permitted hereunder) on the Expiration Date, then the Closing shall occur no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of such conditions (other than those conditions that by their terms are to be satisfied at the Closing)), or at such other location, date and time as Parent and the Company shall mutually agree in writing. The date upon which the Closing shall actually occur pursuant hereto shall be referred to herein as the “Closing Date.”

(b) Closing Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or mutual waiver by Parent and the Company (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(i) Tender Offer Closing. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Company Shares validly tendered pursuant to the Offer and not validly withdrawn.

(ii) No Governmental Restraints. No Governmental Authority shall have (A) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (B) issued or granted any judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or prohibiting or otherwise preventing the consummation of the Merger.

2.3 The Surviving Corporation.

(a) Certificate of Incorporation and Bylaws.

(i) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Dot Hill Systems Corp.”

(ii) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.4 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Effect of the Merger on Capital Stock of the Constituent Corporations.

(a) Capital Stock of Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving

Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur: each Company Share issued and outstanding immediately prior to the Effective Time (other than Canceled Company Shares and Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”); provided, however, that the Merger Consideration shall be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to the Effective Time. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, extinguished and cease to exist, and each holder of a Certificate or Book-Entry Share theretofore representing any Company Shares (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender or transfer thereof in accordance with the provisions of Section 2.6. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time, and if, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii) Company Restricted Stock. Holders of Company Restricted Stock shall be treated the same as holders of Company Shares; provided, however, that each share of Company Restricted Stock that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting that occurs at or prior to the Effective Time as a result of the consummation of the Merger) shall be converted into the right to receive the consideration set forth in Section 2.5(b)(i), which shall be subject to, and payable to the holder of such Company Restricted Stock, in accordance with and subject to the vesting schedule, right of repurchase and forfeiture provisions applicable to such Company Restricted Stock as in effect immediately prior to the Effective Time.

(iii) Canceled Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, each Company Share that is owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) (“Canceled Company Shares”) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iv) Dissenting Company Shares.

(A) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall have properly and validly exercised their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.5. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.6.

(B) The Company shall give Parent (1) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (2) the opportunity and right (at Parent’s election) to direct and control all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.6 Payment of Merger Consideration.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. On or prior to the Effective Time, Parent shall deposit (or cause to be deposited) the aggregate Merger Consideration with the Payment Agent, for payment to the Company Stockholders pursuant to the provisions of this Article II (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. Promptly following the Effective Time (but in no event later than five (5) Business Days thereafter), Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”), which immediately prior to the Effective Time represented outstanding Company Shares (other than Canceled Company Shares and Dissenting Company Shares) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon (i) surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or (ii) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of the transfer as the Payment Agent may reasonably request) in the case of a transfer of Book-Entry Shares, the holders of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and the Certificates so surrendered or Book-Entry Shares so transferred shall forthwith be canceled. The Payment Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of such Certificates or transfer of Book-Entry Shares pursuant to this Section 2.6. Until so surrendered or transferred, outstanding Certificates or Book-Entry Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the surrendered Certificate or transferred Book-Entry Shares are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the surrendered Certificate or transferred Book-Entry Shares are registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer or such Book-Entry Shares are properly transferred and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Required Withholding. Each of the Payment Agent, Merger Sub, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Law. To the extent that such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent (or its designee) upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or transferred their Book-Entry Shares evidencing such Company Shares for exchange pursuant to the provisions of this Section 2.6 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares evidenced by such Certificates or Book-Entry Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.7 Necessary Further Action. In the event that, at any time from and after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub to accomplish the foregoing. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as (a) expressly set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement immediately prior to the execution hereof (the “Company Disclosure Schedule”), which disclosure shall be deemed to qualify or provide disclosure in response to (i) the specific section or subsection of this Article III that specifically corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth, and/or (ii) any other section or subsection of this Article III solely to the extent that it is readily apparent from the text of such disclosure (without reference to the underlying documents referenced therein and without assuming any knowledge of the matters disclosed) that such disclosure is applicable to such other section or subsection of this Article III or (b) as disclosed in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2013 and December 31, 2014 (the “2014 10-K”), the Company’s proxy statements on Schedule 14A for its 2014 and 2015 annual stockholder meetings, and any Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequent to the 2014 10-K and prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such filings by the Company with the SEC or any other forward-looking statements in such filings), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent true, correct and complete copies of the certificates of incorporation and bylaws, as amended to date, of the Company. The Company is not in violation of its certificate of incorporation or bylaws, except for such violations that would not, individually or in the aggregate, (i) be or reasonably be expected to be, material to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

(b) Except as set forth in Section 3.1(b) of the Company Disclosure Schedules, the Company has delivered or made available to Parent true, correct and complete (in all material respects) copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings, and any action taken by written consent, of the Company Stockholders, the Company Board and each committee of the Company Board, in each case occurring at any time on or after January 1, 2011.

3.2 Authorization and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger). The affirmative vote of the holders of a majority of the issued and outstanding Company Shares is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger.

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) unanimously determined that this Agreement is advisable, (ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of the Company and the Company Stockholders, (iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Support Agreements, and (iv) unanimously resolved to make the Company Board Recommendation.

(d) The Company Board has received the opinions of (i) Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the consideration to be received by the holders of the Company Shares (other than Canceled Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair from a financial point of view to such holders, and (ii) Needham & Company to the effect that, as of the date of such opinions and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing the opinions as set forth therein, the consideration of $9.75 per Company Share to be paid to the holders of the Company Shares (other than holders of Cancelled Company Shares (as defined in the opinion) and Dissenting

Company Shares (as defined in the opinion) and affiliates of Parent) pursuant to this Agreement, is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinions have not been withdrawn, revoked or modified. The Company shall deliver or make available to Parent, solely for informational purposes, copies of the signed opinions as soon as possible following the date of this Agreement.

(e) Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) or the Support Agreements or the transactions contemplated thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, the Support Agreements or the transactions contemplated hereby or thereby.

(f) At a meeting duly called and held at which all members of the Compensation Committee of the Company Board (the “Compensation Committee”) were present, the Compensation Committee (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, (A) each Company Stock Plan, (B) the treatment of Company Options and Company Restricted Stock, in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Employee Plan, (C) the terms of Sections 6.9 and 6.10, (D) each other Employee Plan that under the terms of this Agreement is required to be set forth in Sections 3.17(a)(i) and 3.17(a)(ii) of the Company Disclosure Schedule which resolutions have not been rescinded, modified or withdrawn in any way, (E) each compensation arrangement entered into by the Company or any of its Subsidiaries with an executive officer of the Company or any of its Subsidiaries, as applicable, within in one (1) year prior to the date of this Agreement, (F) any compensation arrangement entered into by the Company or any of its Subsidiaries on the date of this Agreement, and (G) the treatment of Company Restricted Stock pursuant to Section 2.5(b)(ii) of this Agreement, and (ii) has taken all other actions necessary to satisfy the requirements of the no-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. A true and complete copy of the draft resolutions of the Compensation Committee reflecting any approvals and actions referred to in the preceding sentence has been provided to Parent and Merger Sub prior to execution of this Agreement. Each member of the Compensation Committee is an “independent director” within the meaning of the requirements of Rule 14d-10(d) under the Exchange Act.

(g) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to rules of law governing specific performance, injunctive relief and other equitable remedies and general principles of equity.

3.3 Required Governmental Consents. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, (i) be or reasonably be expected to be, materially adverse to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) would or would reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law. The Company has not opted out of Section 251(h) of the DGCL in the Company Certificate or taken any other action to preclude the Merger from being effected in accordance with Section 251(h) of the DGCL.

3.4 Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (b) subject to obtaining such Consents set forth in Section 3.4(b) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, or any Permits held by the Company or any of its Subsidiaries, (c) assuming compliance with the matters referred to in Section 3.3, violate or conflict with any applicable Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b) and (c) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, (i) be or reasonably be expected to be, materially adverse to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 Company Shares and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business on August 17, 2015 (the “Capitalization Date”), (A) 62,350,025 Company Shares were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) zero (0) shares of Company Capital Stock were held by the Company as treasury shares. All outstanding Company Shares are validly issued, fully paid, non-assessable and free of any preemptive rights. Since the close of business on the Capitalization Date through the date of this Agreement, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options, the Company Warrant or restricted stock granted under a Company Stock Plan. As of the close of business on the Capitalization Date, 5,439,217 Company Shares were reserved for future issuance pursuant to stock awards not yet granted under the Company Stock Plans and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 5.2(b).

(b) Section 3.5(b)(i) of the Company Disclosure Schedule sets forth a listing of all equity plans of the Company. Section 3.5(b)(ii) of the Company Disclosure Schedule sets forth, with respect to each outstanding Company Option and the Company Warrant as of the close of business on the Capitalization Date, the name of the holder of such option or warrant, the number of Company Shares issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date on which such option was granted or such warrant was issued, the vesting schedule for such option (including any acceleration provisions with respect thereto and any performance-based vesting terms and conditions), including the extent unvested and vested as of the close of business on the Capitalization Date and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Section 3.5(b)(iii) of the Company Disclosure Schedule sets forth, with respect to each outstanding Company Restricted Stock as of the close of business on the Capitalization Date, the name of the holder of such award, the number of Company Shares subject to such award, the date of grant of such award, the applicable vesting and/or settlement schedule (including any acceleration provisions with respect thereto and any performance based vesting terms and conditions). No Company Options or Company Restricted Stock have been granted or are outstanding except under and pursuant to a Company Stock Plan.

(c) Except as set forth in Section 3.5(a) and (b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, phantom stock, phantom units, stock appreciation rights, restricted stock, performance shares, performance share units, performance units, profits interest, profit participation rights, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

3.6 Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and function (i.e., sales, manufacturing, administration, etc.) of each Subsidiary of the Company. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be or reasonably be expected to be, materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole. Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, (i) be or reasonably be expected to be, materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law. The Company has delivered or made available to Parent true, correct and complete copies of (x) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Company’s Subsidiaries and (y) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings, and any action taken by written consent, of the stockholders and board of directors (or analogous governing body) and committee thereof of each of the Company’s Subsidiaries, in each case occurring at any time on or after January 1, 2013. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, (i) be or reasonably be expected to be, materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid, non-assessable and are free of preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from any of the Subsidiaries of the Company, or that obligate the any of the Subsidiaries of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7 SEC Reports. Since January 1, 2010, the Company has timely filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under applicable Law prior to the date hereof, and, after the date of this Agreement and until the Acceptance Time, the Company will timely file or furnish (as applicable) all forms, reports and documents with the SEC that are required to be filed or furnished (as applicable) by it under applicable Law (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC on or prior to the Expiration Date that are not required to be so filed or furnished, the “SEC Reports”). Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), each as in effect on the date such SEC Report was, or will be, filed. True, correct and complete copies of all SEC Reports filed prior to the date hereof, whether or not required under applicable Law, have been made available to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Neither the Company nor any Subsidiary has received from the SEC or any other Governmental Authority any unresolved written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein), the Company, the Company’s executive officers or the Company’s Board of Directors. None of the Company’s Subsidiaries are required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(b) The Company has established and maintains, adheres to and enforces a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded appropriately to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since January 1, 2012, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its

Subsidiaries, (B) any fraud (including violations of the Foreign Corrupt Practices Act of 1977, as amended), whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(e) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with all applicable and effective provisions of the Sarbanes-Oxley Act and the Dodd-Frank Act.

(g) The Company has provided to Parent copies of all SAB 99 memoranda, reports, white papers or similar documents prepared by, on behalf of or for the benefit of the Company since January 1, 2012.

(h) The Company has provided to Parent a copy of any material correspondence since January 1, 2012 from its auditors regarding its financial statements or internal controls.

3.9 Schedule 14D-9; Offer Documents.

(a) The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) None of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger), (d) liabilities incurred in the ordinary course of business since the date of the Balance Sheet, and (e) other Liabilities that are not and would not, individually or in the aggregate, be or reasonably be expected to be, material to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole.

3.11 Absence of Certain Changes. Since the date of the Balance Sheet through the date of this Agreement, except for actions expressly contemplated or expressly required by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:

(a) any Company Material Adverse Effect;

(b) other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Leased Real Property or Assets that, individually results in an uninsured loss of greater than $50,000 or in the aggregate results in an uninsured loss of greater than $250,000;

(d) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(e) any making of or change in a Tax election, settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, adoption of or change in any Tax accounting method or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(f) any amendment of the Company’s certificate of incorporation or bylaws;

(g) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

(h) (i) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to non-executive Employees or direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances);

(i) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(j) any grant of severance or termination pay or rights (in cash or otherwise) to any Employee, including any officer, of the Company or its Subsidiaries of an amount greater than $25,000 for an individual or greater than $100,000 in the aggregate;

(k) any payment or agreement to pay any special bonus or special remuneration (including but not limited to (A) grants of Company Options, Company Restricted Stock, restricted stock units or other equity or other incentive awards (in cash, stock or otherwise) or (B) or grants of retention and/or change of control bonuses) to any Employee or increase or agreement to increase the salaries, wage rates, or other compensation or benefits of any Employee (or make any commitment or agreement to do any of the foregoing);

(l) any waiver of any stock repurchase rights or right of first refusal, or acceleration, amendment or change in the period of exercisability, as applicable, of Company Options, Company Restricted Stock, restricted stock units or any other equity or other incentive awards (including without limitation any long-term incentive awards (in cash, stock or otherwise)), or re-pricing of stock options or authorizing cash payments or equity in exchange for any stock options granted under any of such plans;

(m) any adoption, termination or amendment of an Employee Plan; or

(n) any promotion, demotion, or other change to the employment status or title of (A) any executive officer of the Company or Key Employee, or (B) any Employee who is party to a Contract with severance pay or severance benefits.

3.12 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean each of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any Employee or member of the Company Board providing for an annual compensation in excess of $100,000 that is not terminable upon notice by the Company or any of its Subsidiaries, without cost or other Liability, except for amounts earned prior to the time of termination;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Offer and the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Offer and the Merger) (other than equity grant notices (and related documentation) the forms of which have been provided or made available to Parent);

(iv) any Contract with respect to indemnification, contribution or any guaranty (in each case, under which the Company or any of its Subsidiaries has continuing indemnification, contribution or guaranty obligations in excess of $50,000 as of the date hereof), other than any guaranty by the Company of any of its Subsidiaries’ obligations, or any Contract providing for indemnification or contribution entered into in connection with the distribution, sale or license of Company Products in the ordinary course of business, except, with respect to Contracts providing for continuing obligations with respect to indemnification, such contracts entered into in the ordinary course of business that are immaterial to the Company taken as a whole;

(v) RESERVED;

(vi) any Contract, under which the Company or any of its Subsidiaries has continuing obligations, containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) containing a “most favored nation” or similar provision, (D) including any “take or pay” or “requirements” obligation, (E) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (F) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts or subassemblies;

(vii) any IP Contracts listed on Sections 3.21(h) or (i) of the Company Disclosure Schedule;

(viii) any Contract, under which the Company or any of its Subsidiaries or the counter-party, has continuing obligations that is royalty-bearing;

(ix) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of Assets that, individually or in the aggregate, have a value greater than $50,000, other than sales of Company Products and inventory in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(x) the top ten (10) Contracts in each of the following categories: (i) for end-user or customer contracts or licenses, (ii) value-added reseller contracts or (iii) distributor contracts (in each case, as measured by aggregate revenues received by the Company or its Subsidiaries for the fiscal year ended December 31, 2014);

(xi) the top ten (10) Contracts in each of the following categories: (i) supplier contracts, (ii) OEM contracts and (iii) development contracts (in each case, as measured by aggregate payments made by the Company or its Subsidiaries for the fiscal year ended December 31, 2014);

(xii) any Contract with any Material Customer, Material Supplier or Material Distributor;

(xiii) any Contract under which the Company or any of its Subsidiaries has, since January 1, 2012, provided, or may be obligated to provide, Source Code to any third party for any Company Product or Technology, including any Contract to put such Source Code in escrow with a third party on behalf of a licensee or contracting party;

(xiv) any Contract with continuing obligations as of the date hereof in excess of $50,000 (A) containing any financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months (other than warranty obligations in the ordinary course of business);

(xv) any Contract authorizing with continuing obligations as of the date hereof in excess of $100,000 another Person to provide support or maintenance to the Company’s customers on behalf of the Company, including distributors or resellers that are obligated to provide such support or maintenance (other than L-1 and L-2 customer support provided in the ordinary course of business);

(xvi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $50,000, other than loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(xvii) any settlement Contract entered into in the past five (5) years or any settlement Contract entered into prior to such time but pursuant to which the Company or any of its Subsidiaries have material ongoing obligations, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business (which for purposes of clarity will not include such settlement Contract if the amount of such settlement Contract is not in excess of $100,000 and is solely for a cash payment) or (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement;

(xviii) any other Contract that provides for continuing payment obligations by the Company or any of its Subsidiaries of $100,000 or more in any individual case in the fiscal year 2015 and is not disclosed pursuant to clauses (i) through (xvii) above;

(xix) any Leases;

(xx) any Government Contract; and

(xxi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any Company Product or otherwise is material to business, operations or financial condition of the Company and its Subsidiaries, taken together as a whole, and is not disclosed pursuant to clauses (i) through (xx) above.

(b) Section 3.12(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.12(a) that describes such Material Contract;

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not, individually or in the aggregate, (i) be or reasonably be expected to be, materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

(d) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors or officers, has been debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a Government Contract. To the Knowledge of the Company, each Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with its terms. As of the date hereof, there is no criminal or civil action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, under the United States False Claims Act, the United States Procurement Integrity Act, the United States Truth in Negotiations Act, the United States Contract Disputes Act or any other similar federal Law. To the Knowledge of the Company, there is no qui tam suit pending against the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is being audited or investigated by a Governmental Authority, nor, to the Knowledge of the Company, is such an audit or investigation by a Governmental Authority currently threatened, pertaining to any Government Contract. As of the date hereof, to the Knowledge of the Company, no cost or charge pertaining to any Government Contract is the subject of any audit or investigation, or has been disallowed, by any Governmental Authority. The Company and its Subsidiaries have not received any written notice of termination, “show cause” or cure notice pertaining to any Government Contract. No payment due to the Company or any of its Subsidiaries pertaining to a Government Contract has been withheld or set off, and to the Knowledge of the Company, the Company and the Subsidiaries are entitled to all progress or other payments received to date with respect thereto, except any payment or claim that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any outstanding material claims (including claims relating to bid or award protest proceedings) against the Company or any of its Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Government Contract. The Company and its Subsidiaries are in compliance in all respects with all material representations and certifications made to

Governmental Authorities in response to requests for proposals pursuant to which the Government Contracts were awarded. The Company has no Knowledge as of the date hereof of any pending revocation of any security clearance of the Company, any Subsidiary or any Employee of the Company or any Subsidiary. The Company and each of its Subsidiaries is in compliance with all applicable Laws relating to its safeguarding of, and access to, classified information obtained in connection with Government Contracts.

3.13 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Leased Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, (a) be or reasonably be expected to be, materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (b) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law. All such Permits are in full force and effect, will survive the Closing and will inure to the benefit of the Surviving Corporation and its Subsidiaries in accordance with their existing terms.

3.14 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, including the Assets (other than Intellectual Property that is covered by Section 3.21) and the Leased Real Property, or (to the Knowledge of the Company) against third parties affecting such Leased Real Property that (i) involves an amount in controversy in excess of $100,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) that would otherwise be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any outstanding Order that (A) would be or reasonably be expected to be, materially adverse to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (B) would be or reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

3.15 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed all corporate income and franchise Tax Returns and all other material Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all respects are true, correct and complete in accordance with applicable Law.

(b) Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay, and (ii) timely reported, paid or withheld (and timely remitted any withheld amounts to the appropriate Governmental Authority) all income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes required to be withheld.

(c) Neither the Company nor any of its Subsidiaries had any material liabilities for unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax, that has not expired, and no power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries.

(e) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any proposed audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed by any Governmental Authority. No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

(f) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Encumbrances.

(g) The Company is not, nor has been at any time since January 1, 2010, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated, consolidated, combined, aggregate or unitary group (including within the meaning of Code §1504(a)) filing a consolidated Tax Return (other than a group the common parent of which was the Company), (b) incurred, or has any potential to incur, any material liability pursuant to any Tax sharing, indemnification or allocation agreement (other than pursuant to commercial Contracts with customary terms entered into in the ordinary course of business the principal purposes of which is unrelated to Taxes), (c) any material liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, or otherwise by operation of applicable Law and (d) ever been a party to any joint venture, partnership or other agreement that would reasonably be treated as a partnership for Tax purposes in the past six (6) years or following the date hereof.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain or exclude any material item of deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of any (a) change in method of accounting made prior to the Effective Time, (b) closing agreement under Section 7121 of the Code entered into prior to the Effective Time, (c) deferred intercompany gain or excess loss account under Section 1502 of the Code attributable to transactions occurring prior to the Effective Time, (d) income deferred under Section 108(i) of the Code (or in the case of (b), (c) and (d)), under any similar provision of applicable Law), (e) installment sale or open transaction disposition made prior to the Effective Time or (f) prepaid amount received prior to the Effective Time outside the ordinary course of business.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither the Company nor any of its Subsidiaries has engaged in any reportable transaction, including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(l) The Company and each of its subsidiaries is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(m) Neither the Company nor any of its Subsidiaries is subject to corporate income or franchise Tax in any country other than its country of incorporation or formation, and none has or at any time has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business outside the country in which it is organized.

(n) Section 3.15(n) of the Company Disclosure Schedule lists all Employees who are “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof. The transactions contemplated by this Agreement (including the Offer and the Merger) will not result in the payment or series of payments to any person of a “parachute payment” within the meaning of Section 280G of the Code. No deduction for federal income tax purposes has been disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162 or Section 404 of the Code. Additionally, there is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 404 of the Code.

(o) The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including, but not limited to, transfer pricing documentation, and such documents support a more likely than not standard required under ASC 740 (formerly Financial Interpretation No. 48 of FASB Statement No. 109) (“ASC 740”).

(p) The Company and its Subsidiaries have identified all uncertain tax positions contained in all Tax Returns filed by the Company and/or its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the financial statements in accordance with the requirements of ASC 740.

(q) The Company has made available to Parent or its legal counsel or accountants copies of all income and other material Tax Returns and all ASC 740 work papers of the Company and each of its Subsidiaries for all periods since January 1, 2010.

(r) Each nonqualified deferred compensation plan sponsored or maintained by the Company or between the Company or any ERISA Affiliates and any Employee has been administered in operational and documentary compliance with the requirements of Section 409A of the Code (or any State law equivalent) and the regulations and guidance thereunder (“Section 409A”). There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 280G of the Code or Section 409A.

3.16 Environmental Matters.

(a) Hazardous Materials. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries: (1) the Company and its Subsidiaries have conducted all Hazardous Materials Activities in compliance with all applicable Environmental Laws, and (2) neither the Company nor any Subsidiary is required by Environmental Law to hold any Environmental Permit. Except in compliance with Environmental Laws and as would not reasonably be expected to subject the Company or any of its Subsidiaries to material liability, to the Company’s Knowledge, no Hazardous Materials are present on any Leased Real Property or were present on any other real property formerly owned, operated, or leased by the Company or any of its Subsidiaries at the time it ceased to be owned, operated or leased by the Company or its Subsidiaries.

(b) Environmental Liabilities. To the Knowledge of the Company, there exists no fact or circumstance, which could result in any Liability of the Company or a Subsidiary under any Environmental Law except where such Liabilities would not reasonably be expected to result in material Liability to the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any Contract under which the Company has continuing obligations that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any Subsidiary, except where such commitments would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(c) Reports and Records. The Company has delivered to Parent all environmental assessments (including any monitoring or sampling results or risk assessments) and audits, in each case since January 1, 2012, in the Company’s and its Subsidiaries’ possession or reasonable control.

3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit (in cash, stock or otherwise), incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing), in each case, sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of or relating to any Employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any Liability (together the “Employee Plans”) other than (x) agreements with employee and consultants and offer letters, terminable upon notice by the Company or any of its Subsidiaries, without cost or other Liability, except for amounts earned prior to the time of termination, (y) equity grant notices (and related documentation) the forms of which have been provided or made available to Parent, and (z) statutory benefits or obligations under applicable Law in jurisdictions outside the United States.

(b) With respect to each Employee Plan, the Company has provided to Parent complete and accurate copies of (A) the three most recent annual reports on Form 5500 required to have been filed with the IRS as well as documentation for all outstanding plan loans and all rollover contributions made since January 1, 2012, for each Employee Plan, including all schedules thereto; (B) the most recent determination letter or opinion letter from the IRS, in each case, for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) all Contracts and other material documentation (e.g., actuarial reports) relating to each Employee Plan, including administrative service agreements; (F) all nondiscrimination tests for each Employee Plan for the most recent plan year; (G) any material notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority in respect of any such Employee Plan from January 1, 2012 through the date of this Agreement; (H) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (I) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of applicable Law necessary to obtain the most favorable tax treatment and (J) all amendments, modifications or supplements to any such document.

(c) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan, and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(d) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(e) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made under applicable Law, any applicable Collective Bargaining Agreement and the terms of such Employee Plan. Except as required by applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend any Employee Plan or establish any new Employee Plan or to materially increase any benefits under any Employee Plan.

(f) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(g) None of the Company, any of its ERISA Affiliates, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation. Neither the Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(h) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (4) a “funded welfare plan” within the meaning of Section 419 of the Code, (5) employee pension benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, or (6) self-funded employee welfare benefit plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies), but excluding any Code Section 125 or 129 plan. There does not now exist, nor to the Knowledge of the Company do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability (contingent or otherwise) of the Company or any ERISA Affiliate at or after the Effective Time.

(i) No Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee for any reason, except as may be required by COBRA, and the Company and its Subsidiaries have never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits after retirement or termination of services, except to the extent required by COBRA.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation (in cash, stock or otherwise) otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G or Section 162(m) of the Code.

(k) The Company and each ERISA Affiliate has complied in all material respects with COBRA and the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, each as amended, and any similar provisions of state law applicable to Employees, and any state or local mandatory health benefit, contribution, and coverage requirement applicable to Employees.

(l) Neither the Company nor any of its ERISA Affiliates has violated Section 402 of the Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the Knowledge of the Company, cause such a violation.

(m) All contracts of employment or for services with any employee of the Company or any ERISA Affiliate who provide services outside the United States (“Non-U.S. Employees”), or with any director, independent contractor or consultant who is a natural Person of or to the Company or any of its Subsidiaries can be terminated by thirty (30) days’ notice (other than statutory notices under applicable Law) or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of applicable Law or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law).

(n) No promise has been made to any Non-U.S. Employee that his or her defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has liabilities that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with US GAAP and where applicable, the accounting standards applicable to the relevant local jurisdiction as determined to be applicable by the Company’s auditors.

(o) True, correct and complete copies of all (i) forms of equity award agreements under the Company Stock Plans, and (ii) all individual agreements containing material deviations from such forms, have been delivered or made available by the Company to Parent.

3.18 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending Legal Proceedings or, to the Knowledge of the Company, threatened or reasonably anticipated by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, concerted refusal to work overtime, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns, concerted refusals to work overtime or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries.

(b) There are no (i) labor practice grievances outstanding against the Company or any of its Subsidiaries; or (ii) any unfair labor practice complaints pending, or, to the Knowledge of the Company, threatened, in each case, against the Company or any of its Subsidiaries, before the National Labor Relations Board or any court, tribunal or other Governmental Authority, or any current union representation questions involving employees of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have complied in all material respects with applicable Law and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, employment of each employee of the Company and its Subsidiaries is terminable at will without cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination.

(d) All individuals who are or were performing consulting or other services for the Company or any of its Subsidiaries cannot reasonably be deemed to have been misclassified by the Company or its Subsidiaries as either “independent contractors” (or comparable status in the case of a foreign service provider of its Subsidiaries) or “employees” as the case may be, in a manner that would result in any material liability to the Company and its Subsidiaries, taken as a whole. Similarly, all individuals who are or were classified as employees as of the Effective Time cannot reasonably be deemed to have been misclassified as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws in a manner that would result in any material liability to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar foreign, state or local applicable Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar foreign, state or local applicable Law, or incurred any liability or obligation under WARN or any similar foreign, state or local applicable Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar foreign, state or local applicable Law.

(f) Section 3.18(f)(i) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (i) the name of each current employee and consultant currently providing services to the Company or any of its Subsidiaries and the country (and state, for those located in the U.S.) in which each such employee and consultant is based and primarily performs his or her duties or services (except where the disclosure of such information would be prohibited by data privacy/protection Laws without the employee’s or consultant’s consent, in which case an employee ID number shall be provided), and (ii) each such person’s position or function, annual base salary or wages or consulting fees and, with respect to employees, vacation entitlement, service date, benefit entitlement and any incentives or bonus arrangement with respect to such person, a description of any employment contract (including any oral contract) with such parties, applicable termination rules and any change of control provisions contained in any employment contract. Section 3.18(f)(ii) of the Company Disclosure Schedule contains a list of the countries, which does not include the U.S., in which data privacy/protection Laws prohibit the disclosure of information in this Section without the employee’s or consultant’s consent. As of the date hereof, no Key Employee has terminated or has advised the Company or any of its Subsidiaries of his or her intention to terminate his or her relationship or status as a Key Employee of the Company or its Subsidiaries for any reason, including because of the consummation of the transactions contemplated hereby, and, as of the date hereof, the Company and its Subsidiaries have no plans or intentions, as of the date hereof, to terminate any such Key Employee.

3.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property, nor is any party to any agreement to purchase or sell any real property.

(b) Section 3.19(b) of the Company Disclosure Schedule contains a complete and accurate list of all real property currently leased, used, or occupied by the Company or any Subsidiary (“Leased Real Property”) and each of the leases, subleases, licenses, or other agreements (collectively, the “Leases”) to which the Company or any Subsidiary is a party, including, with respect to each Lease, the name of the lessor, master and sublessor, the date of the Lease and each amendment thereto, the expiration date, and the aggregate annual rental payable to the lessor thereunder. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, and all work letters, improvement agreements, estoppel certificates, and subordination agreements relating thereto). Each Lease is in full force and effect in accordance with its terms, and the Company or Subsidiary which is a party thereto holds a valid leasehold estate in the Leased Real Property described therein, free and clear of all Liens.

(c) Section 3.19(c) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any subleasehold estate, license to use or occupy, or other right, now or in the future, in any of the Leased Real Property including, with respect to each such Lease, the parties thereto, the date of the Lease, and each amendment thereto, the square footage of the premises affected by such Lease, the square footage of the premises currently occupied by the third-party holder of the rights granted by the Lease the aggregate annual rental or other consideration (including operating expense reimbursements) payable to the Company or a Subsidiary thereunder, and whether any such payments to the Company or a Subsidiary are delinquent.

(d) The Leases will survive the Closing, and will inure to be benefit of the Surviving Corporation and its Subsidiaries in accordance with their existing terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or any of its Subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Leases, or otherwise adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. Neither the Company nor any of its Subsidiaries is in breach of or default under or has received written notice of any breach of or default under any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Leased Real Property, nor is it party to any agreement or subject to any claim that may require the payment of a real estate brokerage commission. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of their business. The Company has not transferred or assigned any interest in any Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. Neither the Company nor any of its Subsidiaries could be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease. The Company and each of its subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing material liability with respect to such terminated real property leases.

(e) Each Leased Real Property is in good operating condition and repair, and suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted in all material respects.

(f) Since January 1, 2012, the Company has not received any notice from any insurance company of any activities by the Company, any Subsidiary or any other occupant of a Leased Real Property, or any defects or inadequacies in any Leased Real Property or any part thereof, which could materially and adversely affect the insurability of such Leased Real Property or materially increase the premiums for the insurance covering such Leased Real Property. To the Knowledge of the Company and its Subsidiaries, since January 1, 2012, no notice has been given by any insurance company which has issued a policy with respect to any portion of any Leased Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(g) To the Knowledge of the Company, the Leased Real Property, and improvements and activities thereon do not violate in any material respect any applicable building code, zoning requirement or other law relating to such property, improvements or activities, without regard to any so-called non-conforming use exceptions. No law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use by the Surviving Corporation and its Subsidiaries of any Leased Real Property in its present manner. To the Knowledge of the Company, there are no laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Authority which could require any expenditure in excess of $50,000 to modify or improve any Leased Real Property to bring it into compliance with any current or planned applicable Law.

(h) There is no pending or, to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof, and the Company has no Knowledge that any such action is currently contemplated. There are no legal actions, suits or other legal or administrative proceedings pending or, to the Knowledge of the Company, threatened against the Company or against third parties affecting or with respect to any Leased Real Property, and the Company has no knowledge of any facts which might result in any such action, suit or proceeding.

3.20 Tangible Personal Property. The machinery, equipment, furniture, fixtures and other tangible property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are sufficient and adequate to carry on their respective businesses in all material respects as presently conducted. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets, free and clear of all Liens (other than Permitted Encumbrances), except for defects in title that, individually are valued at less than $50,000 or in the aggregate are valued at less than $250,000.

3.21 Intellectual Property.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Products sold during 2015 and offered for sale as of the date of the Agreement as set forth on the Company’s standard price lists.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all Registered Intellectual Property owned or claimed to be owned by, filed in the name of, or licensed exclusively to, the Company or any of its Subsidiaries, indicating for each item the registration or application number, the applicable filing jurisdiction, and the status of such application or registration (“Company Registered Intellectual Property”). Each item of Company Registered Intellectual Property is subsisting and has not expired, been canceled, or been abandoned, and, to the Knowledge of the Company, is valid and enforceable.

(c) All Company Intellectual Property and all Technology that is owned by the Company is solely owned by the Company and is free and clear of all Liens (other than Permitted Encumbrances) and immediately following the Closing will be, valid and enforceable and freely exercisable, transferable, licensable, and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. In the three year period preceding the date hereof, neither the Company nor any of its Subsidiaries has transferred ownership to any person, or permitted any person to retain, any exclusive rights, or joint ownership of, any material Intellectual Property Right that is or was Company Intellectual Property.

(d) Neither the Company Products, nor the past or current conduct or operations of the Company or its Subsidiaries have infringed or misappropriated the Intellectual Property Rights of any third party, or have violated any right of any person or any Laws. No Legal Proceeding has been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by, and none of the Company or its Subsidiaries has received written notice from, any third party alleging that any Company Product or the operation or conduct of the business of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property Rights of any third party, violates the rights of any third party or any Laws, or challenging the ownership, validity, or enforceability of any Company Intellectual Property (in each case, which remain unresolved as of the date hereof).

(e) To the Knowledge of the Company, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property. None of the Company or its

Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Authority or arbitral tribunal against any third party with respect to any Company Intellectual Property which remain unresolved as of the date hereof.

(f) In each case in which the Company or any of its Subsidiaries has engaged or hired a third party to develop or create any Intellectual Property Rights or Technology for any of them with respect to Company Products, or the Company or any of its Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property Rights or Technology with respect to the Company Products from any person, the Company or any of its Subsidiaries, as the case may be, has obtained a valid and enforceable written assignment, sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries, and where such Intellectual Property Rights are Registered Intellectual Property, the Company or any of its Subsidiaries has recorded each such assignment with the relevant Governmental Authority.

(g) The Company and its Subsidiaries have taken commercially reasonable measures necessary to protect its Trade Secrets and the Trade Secrets provided to the Company or any of its Subsidiaries by any other person. Without limiting the generality of the foregoing, the Company and its Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor involved in the creation of Intellectual Property Rights or Technology for the Company or its Subsidiaries to execute a proprietary information, confidentiality and invention assignment agreement, which, since January 1, 2012, has been substantially in the form attached to Section 3.21(g) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company or its Subsidiaries involved in the creation of such Intellectual Property Rights or Technology have executed such or a substantially similar agreement since January 1, 2012 and such agreements are in possession of the Company.

(h) Section 3.21(h) of the Company Disclosure Schedule lists all Contracts currently in effect as of the date of this Agreement pursuant to which a third party has either (i) licensed or granted any right to the Company or any of its Subsidiaries in any Technology or Intellectual Property Rights or (ii) provided or agreed to provide any services (including hosted services) with which the Company Products interface via API or other method (“In-Licenses”), other than any licenses for (A) commercial, off-the-shelf software or hosted services (1) for which the Company or any of its Subsidiaries has paid less than $100,000 in the aggregate and (2) which is not incorporated into, embedded into, hosted by the Company with, distributed with, or installed by the Company with any Company Products, and (B) Open Source Licenses. For all In-Licenses for Technology or Intellectual Property Rights that are incorporated into, embedded into, hosted with, distributed with, or installed with any Company Products, Section 3.21(h) of the Company Disclosure Schedule specifies whether any royalty, honorarium, or other similar fee is or will become payable by Company or any of its Subsidiaries to retain such rights and, in each such case, indicates the applicable payment.

(i) Section 3.21(i) of the Company Disclosure Schedule lists all Contracts currently in effect as of the date of this Agreement pursuant to which Company or any of its Subsidiaries: (A) has granted any third party any rights or licenses to any Company Intellectual Property other than Ordinary Course Licenses, (B) has performed or agreed to perform material services for any third party (other than Ordinary Course Licenses), or (C) granted any right or license to, or provided, sold or distributed (or agreed to do any of the foregoing), any Company Product or Technology, other than Ordinary Course Licenses. Section 3.21(i) of the Company Disclosure Schedule also lists all Contracts between or among Company and any of its Subsidiaries with respect to Intellectual Property Rights or related services (the Contracts described in this Section 3.21(i), together with the Ordinary Course Licenses, “Out-Licenses”; and together with the In-Licenses, the “IP Contracts”).

(j) All IP Contracts are in full force and effect. Neither Company nor any of its Subsidiaries is, nor, to the Knowledge of Company is, or any other party to any IP Contract, in material breach of any IP Contract. The consummation of the transactions contemplated hereby will not result in the release of any Source Code or other proprietary Technology of the Company or the Surviving Corporation or in the granting of any right or licenses to any Company Intellectual Property to any third party, (iii) result in Parent or any of its Affiliates being required to grant to any third party any rights to or under their Intellectual Property Rights as a result of such IP Contract, or (iv) subject the Surviving Corporation or any of its Subsidiaries, or (as a result of such IP Contract) Parent or any of its Affiliates, to any non-compete or other material restriction on the operation or scope of their respective businesses. All IP Contracts shall survive the Closing in accordance with their terms and the Surviving Corporation will be permitted to exercise all of the Company’s rights under all IP Contracts that they had prior to the Closing, other than termination or similar rights that, if exercised, would not individually or in the aggregate be materially adverse to any business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries.

(k) Other than pursuant to Ordinary Course Licenses, none of the IP Contracts requires Company or any of its Subsidiaries, or will require the Surviving Corporation, to return or refund any amounts paid to any of them, or grant any credit to any third party, or pay any liquidated damages or penalties in the event of any breach of any warranty of any of them or any failure of any of them to perform under such IP Contract, other than liquidated damages or contractual penalties that would not individually or in the aggregate be materially adverse to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole.

(l) Section 3.21(l) of the Company Disclosure Schedule lists any Open Source Materials used by the Company or its Subsidiaries in, or in the development of, any Company Products or any other proprietary Company Technology sold, licensed, or distributed by the Company or any of its Subsidiaries and identifies (i) the name of the applicable Open Source License and the applicable license URL, (ii) whether the relevant Open Source Material is sold, licensed, or distributed by Company or its Subsidiaries, (iii) whether the Open Source Material is embedded into a Company Product, (iv) whether the Open Source Material has been modified by Company or its Subsidiaries, and (v) whether the Open Source Material is statically or dynamically linked to any Company Product.

(m) Without limiting Section 3.21(l), neither the Company nor any of its Subsidiaries has (i) granted, nor are any of them obligated to grant, access or rights to any of the Source Code of any Company Products or proprietary Company Technology (other than access rights to the Company’s and its Subsidiaries’ employees and contractors as necessary to internally support, maintain, and develop the Company Products or Company Technology), (ii) rendered its proprietary Source Code subject to any Open Source License, (iii) distributed any of the Company Products with Open Source Materials in a manner that would have the effect described in clause (m)(ii)) or pursuant to the terms of an Open Source License or (iv) licensed, distributed or used any Technology in material breach of the terms of any Open Source License. Except as set forth in Section 3.21(m) of the Company Disclosure Schedule, no Source Code owned by the Company or its Subsidiaries is subject to any escrow or similar agreement.

(n) No unresolved claim or complaint has been made by any third party against Company or any of its Subsidiaries, and no notice of any such claim or complaint has been received by, Company or any of its Subsidiaries, since January 1, 2012 with respect to any Company Products (including with respect to any delay, defect, deficiency of any product, or quality of any service) or with respect to the breach of any Contract (including any Out-License) under which Company Products have been supplied or provided, other than breaches or warranty claims that would not individually or in the aggregate be materially adverse to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole. To the Knowledge of the Company, there is no reasonable basis for any present or future complaint or claim with respect to any Company Products (including with respect to any delay, defect, deficiency of any product, or quality of any service) or with respect to the breach of any Contract (including any Out-License) under which Company Products have been supplied or provided that would result in a Company Material Adverse Effect. Each Company Product (including any service provided) has been and is in conformity in all material respects with all applicable Laws and all express and implied warranties (to the extent any such implied warranties have not been disclaimed under applicable Law), except for such violations or noncompliance that would not be material to the Company and its Subsidiaries, taken as a whole.

(o) To the Knowledge of the Company, no Company Product contains any (i) undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, or other software routines or hardware components that enable or assist any person to, without authorization, access, disable, or erase the Company Products, or the hardware, Software, network, or systems of a Person. To the Knowledge of the Company, no Company Product contains any bugs, faults, or other software routines or hardware that materially adversely affect the functionality of the Company Products.

(p) No Company Product, Company Technology, or Company Intellectual Property has been transferred, licensed or made available to any person in violation of any Export Controls.

(q) Section 3.21(q) of the Company Disclosure Schedule lists any Company Products that have been distributed or made available free of charge (excluding free trial periods and discounts offered by the Company or any of its Subsidiaries pursuant to Ordinary Course Licenses) pursuant to Contracts that remain in effect as of the date hereof.

(r) The Company does not process, store or transmit credit or credit card information that would otherwise require it to comply with Payment Card Industry standards.

(s) The computer, information technology and data processing systems, facilities and services used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing, and reasonably anticipated future (for the next twelve (12) months) (without taking into account this transaction) needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. Since January 1, 2012, the Company has not suffered a material security breach with respect to the Systems.

3.22 Compliance with Laws. The Company and each of its Subsidiaries, and their respective properties (including the Assets and the Leased Real Property), are in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or such properties or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, (a) be or reasonably be expected to be, materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (b) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

3.23 Export Control and Import Laws.

(a) The Company and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control laws and regulations (“Export Controls”), including but not limited to the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the Laws or regulations of the United States or any other country, without obtaining prior authorization from the competent Governmental Authorities as required by those Laws and regulations. The Company and its Subsidiaries are in compliance with all applicable U.S. and foreign import laws and regulations (“Import Restrictions”), including but not limited to Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b) Section 3.23(b) of the Company Disclosure Schedule accurately describes all of (i) the Company Products with their Export Control Classification Numbers or designation on the U.S. Munitions List, if any, and (ii) the licenses and license exceptions currently held or claimed by the Company and its Subsidiaries for the export of goods, services, items, Software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export of goods, services, items, Software, technology, or technical data of the Company or any Subsidiary. All such licenses are valid and in full force and effect. The Company and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is in force.

(c) Except pursuant to valid licenses, the Company and its Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(d) No action, proceeding, writ, injunction, claim, request for information, or subpoena is pending, or to the Knowledge of the Company, threatened, concerning or relating to any export or import activity of the Company or any Subsidiary. Since January 1, 2010, no voluntary self-disclosures have been filed by or for the Company or any of its Subsidiaries with respect to possible violations of Export Controls and Import Restrictions.

(e) Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that could result in any material liability for violation of Export Control and Import Restrictions.

(f) Since January 1, 2010, the Company and its Subsidiaries have maintained all records required to be maintained in the Company’s and its Subsidiaries’ possession as required under the Export Control and Import Restrictions.

3.24 Anti-Corruption and Anti-Bribery Laws.

(a) Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees, distributors, or representatives (in each case, acting in their capacities as officers, directors, agents, employees, distributors, or representatives of the Company or such Subsidiaries)) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made, attempted, offered, promised, or authorized any unlawful payment to foreign or domestic government officials or employees, including employees of government owned or controlled entities, public international organizations, or candidates for office or members of political parties; or made, attempted or conspired to pay any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any person; established or maintained any fund or asset for any such unlawful payment or provision that was not properly recorded in the Company’s books and records; or taken any action which would cause it to be in violation of Anti-Corruption or Anti-Bribery Laws.

(b) There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court, governmental or private actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

(c) There are no actions, allegations, whistleblower complaints, past or present internal investigations, or conditions or circumstances pertaining to the Company’s activities that may give rise to any future claims, charges, investigations, or civil or criminal violations of any Anti-Corruption and Anti-Bribery Laws.

(d) The Company has established and maintains a compliance program and reasonable and sufficient internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

3.25 Privacy and Data Protection.

(a) Neither the Company nor any of its Subsidiaries, nor any Company Product, is in violation of, or has violated, any Privacy Legal Requirement in a manner that would be material to the Company and its Subsidiaries, taken as a whole. There is not and has not been any complaint to, proceeding, investigation (formal or informal), claim or other Legal Proceeding against, the Company or any of its Subsidiaries by any third party or Governmental Authority with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal, or other processing of Personal Data or Customer Data. The Company has no reason to believe that any such complaint, audit, proceeding, investigation (formal or informal), claim or other Legal Proceeding relating to data security or privacy will be commenced against the Company or any of its Subsidiaries that would be material to the Company or any of its Subsidiaries, taken as a whole. The execution, delivery, and performance of this Agreement will not violate any Privacy Legal Requirement applicable to the Company and its Subsidiaries in a manner that would be or reasonably be expected to be, materially adverse to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole.

(b) Each of the Company and its Subsidiaries has a Privacy Policy that accurately describes the collection, use and disclosure of information in connection with the operation of the business of the Company and its Subsidiaries, including the collection, use and disclosure of Personal Data and Customer Data. True and complete copies of all Privacy Policies that have been used by the Company or any its Subsidiaries in the past five years have been provided to Parent.

(c) The Company and each of its Subsidiaries has at all times taken steps reasonably necessary (including implementing and monitoring compliance with appropriate measures with respect to technical and physical security) designed to ensure that the Company Products and all Personal Data and Customer Data in the direct or indirect possession or control of the Company or any of its Subsidiaries are protected against unauthorized access, use, modification, disclosure, or other misuse and no unauthorized access to or unauthorized use, modification, disclosure or other misuse of such Company Products, Personal Data, or Customer Data has occurred. The Company has obtained written agreements from each Person performing services for the Company that the Company has engaged to process Personal Data or Customer Data that bind such Person to commercially reasonable confidentiality and security restrictions, obligations, and conditions related such Personal Data or Customer Data.

3.26 Customers; Suppliers; Distributors.

(a) Customers. Section 3.26(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest customers of the Company and its Subsidiaries (each, a “Material Customer”), determined on the basis of sales revenues by the Company and its Subsidiaries, taken together as a whole, to its customers, for each of the last three fiscal years ended December 31, 2014 and the current fiscal year. Such list includes the total sales revenues per customer for each applicable period. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice from any Material Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent). Since January 1, 2010, the Company has not had any of its products returned by a Material Customer except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

(b) Suppliers. Section 3.26(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest suppliers (including licensors of Software) of the Company and its Subsidiaries (and to the extent not included in the foregoing, manufacturers or fabs of any Company Product) (each, a “Material Supplier”), determined on the basis of costs of items purchased by the Company and its Subsidiaries, taken together as a whole, for each of the last three fiscal years ended December 31, 2014 and the current fiscal year. Such list includes the total cost of items purchased by the Company per supplier for each applicable period. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice from any Material Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Parent) after the Closing or that such supplier intends to terminate or not renew on expiration of current term or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company’s business without interruption, and the Company has no Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

(c) Distributors. Schedule 3.26(c) of the Company Disclosure Schedule sets forth the five (5) largest distributors through which the Company currently distributes the Company Products (the “Material Distributor”), on the basis of total sales by the Company and its Subsidiaries, taken together as a whole, to its distributors, for each of the last three fiscal years ended December 31, 2014 and the current fiscal year. Schedule 3.26(c) of the Company Disclosure Schedule sets forth the total sales by the Company to the Material Distributor for each applicable period. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice from the Material Distributor that such distributor shall not continue as a distributor of the Company (or the Surviving Corporation or Parent) after the Closing or that such distributor intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

3.27 Insurance. The Company and its Subsidiaries have all policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets (including policies of life, property, fire, workers’ compensation, products liability, errors and omissions, directors’ and officers’ liability and other casualty and liability insurance), in forms and amounts that is customarily carried by persons conducting business similar to that of the Company and its Subsidiaries, and such policies provide adequate protection for the operation of the business of the Company and its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all such insurance policies are in full force and effect. Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and neither the Company or any Subsidiary has received notice of any actual or threatened cancellation, termination of, or material premium increase with respect to, any such policies.

3.28 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

3.29 Brokers. Except for Morgan Stanley & Co. LLC and Needham & Company, LLC (true and correct copies of whose engagement letters have been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries which is entitled to any financial advisors, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Offer and the Merger).

ARTICLE IV REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Good Standing. Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authorization and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder (including the Offer and the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Law of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Conflicts. The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the articles of association or memorandum of association of Parent or the certificate of incorporation or bylaws of Merger Sub or, (b) assuming compliance with the matters referred to in Section 4.3, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except in the case of clause (b) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Offer Documents; Schedule 14D-9.

(a) The Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Offer Documents.

(b) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6 Ownership of Company Capital Stock. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.7 Funds. Parent has, or will have upon the Expiration Date (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger.

4.8 Litigation. As of the date hereof, there is no Legal Proceeding pending and served or, to the Knowledge of Parent or Merger Sub, pending and not served, or threatened (a) against Parent or Merger Sub, or (to the Knowledge of Parent or Merger Sub) against any present or former officer, director or employee of Parent or Merger Sub in such individual’s capacity as such other than a Legal Proceeding that would not, individually or in the aggregate with all other pending or threatened Legal Proceedings, reasonably be expected to have Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate reasonably be expected to have Parent Material Adverse Effect.

4.9 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Affirmative Obligations. Except (a) as expressly contemplated or expressly required by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Schedule or (c) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the Acceptance Time, (y) the Effective Time and (z) the termination of this Agreement pursuant to Article VII, the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Law, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees (provided, however, that the Company or its Subsidiaries shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs) and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Restrictions. Except (i) as expressly contemplated or expressly permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule or (iii) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the Acceptance Time, (y) the Effective Time and (z) the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause its Subsidiaries not to:

(a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) except as provided in Section 5.2(b) of the Company Disclosure Schedule, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, restricted stock, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities (payable in cash, stock or otherwise), except for the issuance and sale of Company Shares pursuant to Company Options, Company Restricted Stock, restricted stock units or other equity awards outstanding prior to the date hereto pursuant to the express terms of the underlying equity award agreements (without the application of any Company discretion) previously provided to Parent, pursuant to the operation of the Company ESPP in accordance with Section 6.9 or upon exercise of the Company Warrant;

(c) waive any stock repurchase rights or right of first refusal, accelerate vesting of options, restricted stock, restricted stock units or other equity awards, amend or change the period of exercisability of options or any other equity or other incentive awards (including without limitation any long-term incentive awards), amend restricted stock or restricted stock units, or re-price options or authorize any cash or equity exchange for any options granted under any of the Company Stock Plans;

(d) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(e) other than cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(f) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger);

(g) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances to employees and consultants in the ordinary course of business consistent with past practice of the Company or any of its Subsidiaries, or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(h) except for such changes as specifically required by Section 6.9 hereto, enter into, adopt, amend (including acceleration of vesting), modify or terminate any Employee Plan or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any Employee in any manner or increase in any manner the compensation or fringe benefits of any Employee (other than increases in salary, wages or benefits to non-executive Employees not to exceed the lesser of (i) $200,000 in the aggregate, or (ii) ten percent (10%) of such Employee’s current base pay, except to the extent required by applicable Law), pay any bonus or special remuneration to any Employee, or pay any benefit not required by the express terms of any written plan or arrangement as in effect as of the date hereof (without the application of any Company discretion) and previously provided to Parent (except that the Company and its Subsidiaries may: (A) change the title of its employees, provided such changes in title do not involve increases in the applicable employee’s compensation; (B) provide increases in salary, wages or benefits to non-executive Employees in the ordinary course of business (subject to this section); (C) amend any Employee Plans to the extent required by applicable Law; and (D) make usual and customary bonus or commission payments in the ordinary course of business in accordance with the bonus or commission plans existing on the date of this Agreement);

(i) other than with respect to any non-executive Employee that has an annual salary that is less than $150,000, hire, terminate (other than for cause) or change the title (except that the Company and its Subsidiaries may change the title of its non-executive Employees, provided such changes in title do not involve increases in the applicable employee’s compensation) or geographic location of any Employee or change the duties or responsibilities of any Key Employees;

(j) forgive any loans to any Employees;

(k) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan or agreements subject to an Employee Plan or any other Contract of the Company, other than deposits and contributions that are required pursuant to the express terms of the Employee Plans (or any agreements subject to the Employee Plans) in effect as of the date hereof (without the application of any Company discretion) and previously provided to Parent;

(l) enter into, amend, or extend any Collective Bargaining Agreement;

(m) acquire, sell, lease, license, transfer or dispose of any property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except either (i) transactions required under an existing Contract of the Company or any of its Subsidiaries, which transactions are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken together as a whole, or (ii) the sale of goods or inventory or grants of non-exclusive licenses with respect to Company Intellectual Property in the ordinary course of business consistent with past practice;

(n) except as may be required as a result of a change in applicable Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(o) (i) make or change any Tax election, (ii) amend any income or other material Tax Return, (iii) settle or compromise any material Tax liability, (iv) adopt or change any Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(p) except in the ordinary course of business and consistent with past practice acquire or license any material Intellectual Property Rights from any third party, transfer or grant any exclusive rights to any Company Intellectual Property to any third party, grant any license to any Company Product or to any Company Intellectual Property except pursuant to (A) an Ordinary Course License, (B) agreements for commercially available off-the-shelf software on nondiscriminatory pricing terms or (C) change the pricing or royalties set or charged by the Company under any Out-License, or amend any existing Contract to do any of the foregoing;

(q) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (ii) modify, amend or exercise any right to renew any Lease or other lease or sublease of real property, or waive term or condition thereof or grant any consents thereunder; (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property or other real property, or any interest therein or part thereof; (iv) make any material changes in the construction or material adverse changes in the condition of any such property; and (v) enter into any agreement to purchase or sell any interest in real property;

(r) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract other than in the ordinary course of business that would be or reasonably be expected to be, material to the business, operations or financial condition of the Company and its Subsidiaries, taken together as a whole, or (iii) except as provided for in the Company’s capital expense budget delivered to Parent prior to the date of this Agreement, authorize, incur or commit to incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $50,000 individually and $150,000 in the aggregate; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts; and provided further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(s) commence, settle or compromise any pending or threatened Legal Proceeding or pay, waive, discharge or satisfy or agree to pay, waive, discharge or satisfy any claim (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) expressly reflected or reserved against in full on the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company;

(t) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(u) except as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(v) send any written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby except as permitted pursuant to Section 8.9;

(w) make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including but not limited to any representations regarding offers of employment from Parent;

(x) except as required by applicable Law, terminate, modify, or waive any right under any Permit;

(y) amend any Privacy Policy, or publish or make available any new Privacy Policy; or

(z) enter into a Contract to do any of the foregoing or authorize, commit or agree to take any action to do any of the foregoing, which results or is reasonably likely to result in any of the conditions to the Offer set forth in Section 1.1(b) to fail to be satisfied, or would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, or that would materially impair the ability of the Company to consummate the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms hereof or materially delay such consummation.

5.3 No Control. Notwithstanding the foregoing, nothing in this Article V is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Non-Solicitation of Competing Acquisition Proposals.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing each Person which as heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement). Such written requests shall contain a notice to each Person that any information that is sent to the Company in the future will not be treated as confidential pursuant to such confidentiality agreement.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Company Representatives”) not to (and shall not authorize or permit any of them to), directly or indirectly, (i) solicit, initiate, knowingly encourage, assist, facilitate or induce the making, submission or announcement of, an Acquisition Proposal or Acquisition Transaction, (ii) except as expressly provided in Section 6.1(c), participate or engage in discussions or negotiations with any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) regarding an Acquisition Proposal or Acquisition Transaction, or furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or take any other action intended to knowingly encourage, assist or facilitate, any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) that is seeking to make or has made an Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or Contract relating to any Acquisition Proposal or Acquisition Transaction (other than any confidentiality agreement entered into in accordance with Section 6.1(c)), (iv) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent), or (v) waive the applicability of all or any portion of Section 203 of the DGCL in respect of any Person (other than Parent and its Affiliates) in relation to any Acquisition Proposal or Acquisition Transaction.

(c) Notwithstanding the limitations set forth in Section 6.1(b), prior to the Acceptance Time, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) an unsolicited, bona fide, written Acquisition Proposal on or after the date of this Agreement that did not result from any breach of Section 1.2(b) or this Section 6.1 and which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and outside legal counsel) is a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) furnish to any Person that has made (and not withdrawn) an unsolicited, bona fide, written Acquisition Proposal on or after the date of this Agreement that did not result from any breach of Section 1.2(b) or this Section 6.1 and which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and outside legal counsel) is a Superior Proposal or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement, the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement (which confidentiality agreement shall not include any provisions that would prevent or restrict the Company or the Company Representatives from providing any information to Parent to which Parent would be entitled under any provision of this Agreement); provided, however, that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company or any of its Subsidiaries shall have breached or violated the terms of Section 1.2(b) or this Section 6.1, (2) the Company Board has determined in good faith (after consultation with outside legal counsel) that such action is reasonably required in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (3) at least forty-eight (48) hours prior to taking any of the actions set forth in clauses (A) or (B), the Company gives Parent written notice containing the information set forth in Section 6.1(d), and of the Company’s intention to take such actions and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any Company Representative shall constitute a breach of this Section 6.1 by the Company.

(d) In addition to the obligations of the Company set forth in Section 6.1(b), the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, in each case, including the terms and conditions of such Acquisition Proposal or Acquisition Transaction, request or inquiry (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent promptly and reasonably informed of the status, details, terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction, an inquiry relating to a potential Acquisition Proposal or Acquisition Transaction, or a request to provide nonpublic information to any Person in relation to an Acquisition Proposal or Acquisition Transaction.

6.2 Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done (and to assist and cooperate with the other party hereto in doing), all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including using commercially reasonable efforts to (a) cause the conditions to the Offer set forth on Section 1.1(b) and the conditions to the Merger set forth in Section 2.2(b) to be satisfied or fulfilled as soon as reasonably practicable, (b) obtain all necessary consents, waivers and approvals under any Material Contracts (or such other Contracts as Parents may reasonably request) to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger), (c) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), and (d) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. With respect to clause (b) above, (i) all fees, costs and expenses to obtain, and satisfy the conditions of the consents to be obtained by the Company hereunder (including the consents of all lessors of Leased Real Property) shall be paid and borne entirely by the Company, and (ii) if the lessor, master lessor, sublessor, or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding the transactions contemplated by this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments and providing all such additional security.

6.3 Regulatory Approvals.

(a) Without limiting the generality of Section 6.2, as soon as reasonably practicable (and in any event within ten (10) Business Days) following the date hereof, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act, as well as any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by other applicable Antitrust Laws, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly, (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate and (iv) Parent shall be solely responsible for fees and expenses incurred in connection with filings made in connection with this Section 6.3(a). Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither Parent nor the Company shall commit or agree (or permit their respective Subsidiaries or Affiliates to commit or agree) with any Governmental Authority to stay, toll, restart or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (B) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs or (ii) file or defend any lawsuit or Legal Proceeding, appeal any judgment or Order or contest any injunction issued in a Legal Proceeding initiated by a Governmental Authority.

6.4 Anti-Takeover Statutes. Without limiting the generality of the provisions of Sections 6.2 and 6.3, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board, shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

6.5 Access to Books, Records, Properties and Personnel. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Acceptance Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the Leased Real Property (including any inspections, evaluations, surveys or tests which Parent may deem necessary or appropriate), the Assets and the businesses of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in Company’s reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Law; provided, however, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws; and provided, further, that the parties will cooperate and use reasonable best efforts to find a way to allow diligence of such information in a manner that would not cause the results in clauses (i) or (ii); and provided, further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify or waive (i) any right or claim of Parent or the Surviving Corporation with respect to any representation or warranty of the Company or a Subsidiary set forth herein, or (ii) any condition to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.5. Parent’s exercise of its right to inspect the properties, books and records of the Company, or Parent’s election not to inspect any of the foregoing, shall in no way be interpreted as a waiver of any of Parent’s rights or remedies contained in this Agreement, including, without limitation, Parent’s right to rely upon the Company’s representations and warranties in this Agreement.

6.6 Notification Obligations.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent (i) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (ii) upon receiving any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, or (iii) upon receiving any notice or other communication that any Legal Proceedings have commenced, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, that are related to the transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.6(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Material Contract or Government Contract to which the Company or any of its Subsidiaries is a party, or (ii) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.6(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.6(c).

6.7 Transaction-Related Litigation.

(a) The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably and regularly informed regarding any such litigation.

(b) The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any litigation filed against the Company or any of its directors or officers in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger), shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent (which shall not be unreasonably withheld or delayed).

6.8 Treatment of Company Options and Company Warrant.

(a) Company Options.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Ultimate Parent, Parent, Merger Sub, the Company or any other parties, each Company Option that is then outstanding, unvested and held by a Continuing Service Provider (a “Continuing Option”) shall be assumed by Ultimate Parent. Each Continuing Option assumed by Ultimate Parent shall continue to have, and be subject to the same terms and conditions of such option immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing Option or to which the holder consents and except that: (x) each Continuing Option shall be exercisable for a number of shares of common stock of Ultimate Parent (“Ultimate Parent Common Stock”) equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by a quotient obtained by dividing (I) the Merger Consideration by (II) the average closing price of Ultimate Parent Common Stock on the NASDAQ Global Select Market for the five trading days immediately preceding (but not including) the Effective Time (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Ultimate Parent Common Stock; and (y) the per share exercise price for the Ultimate Parent Common Stock issuable upon exercise of such assumed Continuing Option shall be equal to the quotient determined by dividing the per share exercise price for such Continuing Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; and (z) all references to the “Company” in the applicable Company Stock Plans and the applicable Company Option agreements shall be references to Ultimate Parent. It is the intention of the parties that each Company Option so assumed by Ultimate Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Stock Option qualified as an incentive stock option prior to the Effective Time, and comply with or be exempt from Section 409A of the Code, and any ambiguities hereunder will be resolved in a manner to maintain such exemption from or compliance with Section 409A of the Code.

(ii) By virtue of the Merger and without any action on the part of Ultimate Parent, Parent, Merger Sub, the Company or any other parties, each Company Option that is outstanding and vested by its terms (after giving effect to any acceleration of vesting that occurs at or prior to the Effective Time as a result of the consummation of the Merger) and each outstanding and unvested Company Option that is not a Continuing Option (each, a “Terminating Option”) shall be cancelled immediately prior to the Effective Time and shall be converted automatically into the right to receive, as soon as practicable after the Effective Time (but not later than thirty 30 days after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of Company Shares subject to each Terminating Option, less all applicable deductions and withholdings required by applicable Law to be withheld in respect of such payment. Each Terminating Option that is outstanding and unexercised immediately prior to the Effective Time that has an exercise price equal to or greater than the Merger Consideration shall be cancelled immediately prior to the Effective Time without consideration therefor and the holder of such Terminating Option shall cease to have any rights with respect thereto.

(b) Prior to the Closing, the Company shall satisfy all notification requirements under the terms of the Company Warrant to the extent the Company Warrant is outstanding immediately prior to the Acceptance Time.

(c) No later than thirty (30) days after the Effective Time, the Surviving Corporation shall pay the aggregate Merger Consideration, net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 2.6(f), payable with respect to Terminating Options that are not tendered in the Offer.

(d) Company Action. Prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary to give effect to the treatment of the Company Options pursuant to this Section 6.8. As promptly as practicable (and in any event no later than five (5) Business Days) following the date hereof, the Company shall deliver a written notice to the holders of Company Options, setting forth the treatment in this Section 6.8 and providing that Company Options shall be exercisable until no later than five (5) Business Days prior to the Effective Time. Any materials to be submitted to the holders of Company Options in connection with the written notice required under this Section 6.8 shall be subject to the reasonable review and approval of Parent (which approval shall not be unreasonably withheld or delayed).

6.9 Company Employee Matters.

(a) Prior to the Acceptance Time, the Company shall take all actions necessary or required under the 2014 Employee Stock Purchase Plan (the “Company ESPP”) and applicable Law to, contingent on the Effective Time, (i) ensure that no new offering period or purchase period shall be authorized, commenced or extended on or after the date of this Agreement and (ii) if the Closing shall occur prior to the end of the offering period in existence under the Company ESPP on the date of this Agreement, cause the rights of participants in the Company ESPP with respect to any such offering period (and purchase period thereunder) then underway under the Company ESPP to be determined by treating the last Business Day prior to the Acceptance Time as the last day of such offering period and purchase period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the Company ESPP. The Company shall terminate the Company ESPP in its entirety effective as of the Acceptance Time, contingent upon the Effective Time. Prior to the Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.9(a).

(b) 401(k) Plan. The Company shall terminate any and all 401(k) plans maintained by the Company or any Subsidiary (each a “401(k) Plan”), in each case effective as of the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent, unless Parent provides written notice (at least seven (7) Business Days prior to the date the Company becomes a member of the same controlled group of corporations as Parent) to the Company that such 401(k) Plan(s) shall not be terminated. The Company shall provide Parent evidence that the 401(k) Plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plan(s) as Parent may reasonably request.

(c) Termination of Company Plans. The Company shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements maintained by the Company or any of its ERISA Affiliates, each of which such group plans, programs and arrangements is set forth Section 6.9(c) of the Company Disclosure Schedule, in each case effective as of no later than the day immediately preceding the last day of the initial period of the Offer. For the avoidance of any doubt, the termination of all group severance, separation and salary continuation plans, programs or arrangements pursuant to the preceding sentence shall be effected without any payment or benefits (or giving rights to any payment or benefits) thereunder. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).

(d) No Third Party Rights. Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, Merger Sub or the Surviving Corporation to terminate, any Employee for any reason, or (ii) require Parent or the Surviving Corporation to continue any Employee Plan or prevent the amendment, modification or termination thereof on and after the Effective Time.

6.10 Company Director and Officer Indemnification and Insurance.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any of their respective current or former directors and officers (the “Company Indemnified Parties”) (which, to the extent under Delaware Law, shall be honored for a period of six (6) years from the Closing Date, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 6.10(a) and the indemnification rights provided under this Section 6.10(a) until disposition of such claim).

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Acceptance Time, covering each person covered by the D&O Insurance as of the date of this Agreement, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance, provided, further, that in satisfying its obligations under this Section 6.10(b) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.10(b) of the Company Disclosure Schedule), provided, further, that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Acceptance Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. In the event that the Company purchases such a Tail Policy prior to the Acceptance Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(d) The obligations under this Section 6.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 6.10(b) (and their heirs and representatives)) without the prior written consent of such affected Company Indemnified Party or other person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 6.10(b) (and their heirs and representatives). Each of the Company Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.10(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the Company Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.10(b) (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.12 Compensation Committee Approval of New Compensation Arrangements. Prior to the Effective Time, if and to the extent not already approved by the Compensation Committee as of the date of this Agreement, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause (i) each compensation arrangement entered into by the Company or any of its Subsidiaries with an executive officer of the Company within one (1) year prior to the date of this Agreement, and (ii) each compensation arrangement entered into by the Company or any of its Subsidiaries on or after the date of this Agreement to be approved by the Compensation Committee (comprised solely of “independent directors” determined within the meaning of Rule 14d-10(d) under the Exchange Act) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(1) of the Exchange Act. To the extent such actions are taken by resolution or consent, the form and substance of such resolutions or consents shall be in writing and be subject to review and approval of Parent, which shall not be unreasonably delayed or withheld.

6.13 Termination of Certain Agreements. The Company shall use commercially reasonable efforts to terminate each of the agreements listed in Section 6.13 of the Company Disclosure Schedule (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements. In the event the Offer or the Merger does not close for any reason, Parent shall not have any liability to the Company, the stockholders of the Company or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

6.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

6.15 SEC Filings. In the event that the Company would be required, under the Exchange Act, to file any Annual Report on Form 10-K or Quarterly SEC Report on Form 10-Q within ten (10) Business Days immediately following an Expiration Date of the Offer, the Company shall file such Annual Report or Quarterly Report (and all certifications required under the Exchange Act to be filed or furnished with the SEC in connection therewith) prior to the Expiration Date.

ARTICLE VII

TERMINATION OF AGREEMENT

7.1 Termination Prior to Acceptance Time. This Agreement may be validly terminated, and the Offer may be terminated and abandoned, at any time prior to the Acceptance Time only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer Conditions having failed to be satisfied, or (ii) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(c) by either Parent or the Company, if Merger Sub (or Parent on Merger Sub’s behalf) shall not have accepted for payment any Company Shares pursuant to the Offer on or before 11:59 p.m. (Pacific time) on February 18, 2016 (the “First Termination Date”); provided however, that (i) in the event that all of the Offer Conditions (other than the Regulatory Condition) are satisfied prior to the First Termination Date but the Regulatory Condition is not satisfied at least 24 hours prior to the First Termination Date, either Parent or the Company may elect, by notice to the other party at least 24 hours prior to the First Termination Date, to extend the First Termination Date to 11:59 p.m. (Pacific time) on August 18, 2016 (the “Extended Termination Date”); provided, however, that notwithstanding the foregoing, if the First Termination Date is extended to the Extended Termination Date but any of the conditions set forth in Section 1.1(b)(iv) or Section 1.1(b)(v) are not been satisfied at any time thereafter as a result of the previous or ongoing occurrence of a Company Material Adverse Effect of the type described in clause (x)(1), (x)(2) or (x)(3) of the definition of a “Company Material Adverse Effect,” Parent shall be entitled to terminate this Agreement at any time that such Company Material Adverse Effect shall be continuing; and provided further, the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (A) in any of the Offer Conditions having failed to be satisfied on or before the First Termination Date (or, if the First Termination Date is extended to the Extended Termination Date in accordance with this Section 7.1(c), on or before the Extended Termination Date), or (B) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(d) by the Company, in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement that has a Parent Material Adverse Effect, or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate in a manner that has a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub, or such inaccuracies in the representations and warranties of Parent or Merger Sub, are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) until the earlier to occur of (A) ten (10) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (B) the termination by Parent and Merger Sub of commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if such breach or inaccuracy by Parent or Merger Sub is cured within such ten (10)) calendar day period); or

(e) by Parent, in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 1.1(b)(iii) would not be satisfied at the time of such breach (assuming for such purposes that the time of such breach was the scheduled expiration of the Offer), or (ii) that any representation or warranty of the Company set forth in this Agreement shall have become inaccurate such that the conditions set forth in Section 1.1(b)(iv) would not be satisfied as of the time such representation and warranty became inaccurate (assuming for purposes of this Section 7.1(e) that (x) the time of such inaccuracy was the scheduled expiration of the Offer and (y) the definition of “Company Material Adverse Effect” did not include that matters described in clause (x) thereof); provided, however, that notwithstanding the foregoing, in the event that such breach by the Company, or such inaccuracies in the representations and warranties of the Company, are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier to occur of (A) ten (10) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (B) the termination by the Company of commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by the Company is cured within such ten (10) calendar day period); or

(f) by Parent, in the event that there shall have occurred a Company Material Adverse Effect of the type described in clause (y) or (z) of the definition of “Company Material Adverse Effect” (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect); or

(g) by Parent, in the event that (i) the Company shall have breached the provisions of Section 1.2(b) or Section 6.1 in any material respect (without regard to whether such breach results in an Acquisition Proposal), (ii) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change for any reason, or (iii) the Company enters into a definitive agreement with respect to an Acquisition Transaction (other than a confidentiality agreement entered into pursuant to and in compliance with Section 6.1(c)) or enters into any agreement or contract requiring the Company to abandon or terminate its obligations hereunder; or

(h) by the Company in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) such Superior Proposal did not result from or arise out of a breach of provisions of Section 1.2(b) or Section 6.1, (ii) prior to terminating this Agreement pursuant to this Section 7.1(h), the Company Board shall have given Parent notice at least five (5) Business Days prior to terminating this Agreement, which such notice shall have attached such Superior Proposal and all Contracts and other written materials provided by the Person making such Superior Proposal (including any definitive agreements and financing commitment letters relating thereto), and the opportunity to meet (which may be telephonic) with the Company Board (or its designees) and its outside legal counsel during such five-Business Day period, with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the Acquisition Proposal that is the subject of the foregoing notice is no longer a Superior Proposal (it being understood and agreed that in the event of any material amendment to any Acquisition Proposal that is the subject of a previously delivered notice, the Company shall have given Parent another notice based on such Acquisition Proposal, as so amended, at least three (3) Business Days prior to terminating this Agreement and the opportunity to meet (which may be telephonic) with the Company Board (or its designees) and its outside legal counsel during such three-Business Day period), and (iii) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to terminate this Agreement pursuant to this Section 7.1(h), a proposal for a transaction on the basis of which the Acquisition Proposal that is the subject of the notice referenced in the preceding clause (ii) (or within three (3) Business Days in the event of a material amendment to the Acquisition Proposal that is the subject of a previously delivered notice), no longer constitutes a Superior Proposal relative to any transaction proposed by Parent, and (iv) in connection with the termination of this Agreement, the Company tenders to Parent (and pays to Parent if Parent agrees to accept such payment) the Termination Fee Amount payable pursuant to Section 7.3(d).

7.2 Notice and Effect of Termination.

(a) A party hereto that desires to validly terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party hereto, which shall be effective immediately upon the delivery of written notice of such termination to the other party.

(b) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except

(i) for the terms of this Section 7.2, Section 7.3, and Article VIII (and any definitions contained in any such Section and Article), each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful and material breach or fraud in connection with, this Agreement. Nothing shall limit to prevent any party from exercising any rights or remedies it may have under Section 8.12 in lieu of termination this Agreement pursuant to Section 7.1.

7.3 Termination Fees.

(a) In the event that (i) following the execution and delivery of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced, or shall have been communicated to the Company, (ii) this Agreement is thereafter terminated pursuant to Section 7.1(b) or Section 7.1(c), and (iii) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (i)) is consummated or the Company enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (i)), then the Company shall pay to Parent (or its designee), within one (1) Business Day after the event in the preceding clause (iii) that triggers the obligation to such fee, a fee in the amount of twenty-seven million one hundred thousand dollars ($27,100,000) (the “Termination Fee Amount”), in cash by wire transfer of immediately available funds to an account designated in writing by Parent (provided that for purposes of this clause (a) the references to “15%” and “85%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”).

(b) In the event that (i) following the execution and delivery of this Agreement and prior to the breach or inaccuracy that forms the basis for the termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced, or shall have been communicated to the Company and (ii) this Agreement is thereafter terminated pursuant to Section 7.1(e) and (iii) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (i)) is consummated or the Company enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (i)), then the Company shall pay to Parent (or its designee), within one (1) Business Day after the event in the preceding clause (iii) that triggers the obligation to such fee, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by Parent (provided that for purposes of this clause (b) the references to “15%” and “85%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”).

(c) In the event that this Agreement is terminated pursuant to Section 7.1(g), the Company shall pay to Parent (or its designee), within two (2) Business Day after such termination, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) In the event that this Agreement is terminated pursuant to Section 7.1(h), the Company shall pay to Parent (or its designee), contemporaneously with such termination, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) In no event shall the Company be required to pay the Termination Fee Amount on more than one occasion. The Company acknowledges and hereby agrees that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall promptly reimburse Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3 shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated or the context otherwise requires, when reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.

(f) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(g) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.2 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate at the Effective Time.

8.3 Amendment. Subject to applicable Law and the provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.4 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.5 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if and only if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or email, to the parties at the following addresses, telecopy numbers or email addresses (or at such other address, telecopy number or email address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Seagate HDD Cayman and Denali Acquisition Sub Corp.

c/o Seagate Technology LLC

10200 South De Anza Boulevard

Cupertino, California 95014

Attention: General Counsel

Telecopy: (408) 658-1772

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Mike Ringler

Telecopy: (415) 947-2099

Email: mringler@wsgr.com

(b) if to the Company, to:

Dot Hill Systems Corp.

1351 South Sunset Street

Longmont, Colorado 80501

Attention: Dana W. Kammersgard

Email: Dana.Kammersgard@dothill.com

with copies (which shall not constitute notice) to:

Cooley LLP

Attention: Rama Padmanabhan

4401 Eastgate Mall

San Diego, CA 92121-1909

Email: padmanabhan@cooley.com

8.7 Fees and Expenses. Subject to the terms of Section 6.2 and Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated:

8.8 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated May 19, 2015 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms at all times during the pendency of the transactions contemplated by this Agreement (including the Offer and the Merger) and following the termination of this Agreement, if applicable.

8.9 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) or any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement. Notwithstanding the foregoing: (i) each party may, without such consultation or agreement, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in SEC Reports, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party) and (ii) the Company shall not be required to consult with Parent in connection with any press release or public announcement in connection with Section 1.1(b)(iv) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

8.10 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement.

8.11 No Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 6.10, this Agreement is not intended to (and shall not) confer upon any Person not a party hereto any rights or remedies hereunder.

8.12 Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.13 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.15 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

8.16 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.17 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SEAGATE HDD CAYMAN

By:	/s/ Patrick J. O’Malley
Name:	Patrick J. O’Malley
Title:	Director

DENALI ACQUISITION SUB CORP.

By:	/s/ Phil Brace
Name:	Phil Brace
Title:	President

DOT HILL SYSTEMS CORP.

By:	/s/ Dana W. Kammersgard
Name:	Dana W. Kammersgard
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than by Parent or Merger Sub or any designees of Parent or Merger Sub) relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than fifteen percent (15%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than fifteen percent (15%) of the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than fifteen percent (15%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which the Company Stockholders immediately preceding such transaction hold, directly or indirectly, less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, U.S. Travel Act, United

Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable United States or non-U.S. anti-corruption, anti-bribery, or money laundering laws or regulations.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, significant impediments to or lessening of competition, or the creation or strengthening of a dominant position through merger or acquisition.

“Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2015.

“Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the Laws of the State of New York, California or Colorado or is a day on which commercial banking institutions located in the States of New York, California or Colorado are authorized or required by Law or other governmental action to close.

“China RoHS” means China’s Management Methods on the Control of Pollution caused by Electronic Information Products, as amended, and all implementing Laws.

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with any regulations and official guidance promulgated thereunder, and any state or local law equivalent.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Shares, the Company Preferred Stock and any other shares of capital stock of the Company.

“Company Intellectual Property” shall mean all of the Intellectual Property Rights owned by, or filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (x) result in (1) any enforcement action by the SEC or its staff, (2) a restatement of any financial statements of the Company’s SEC Reports, or (3) the inability of the Company to deregister from its public reporting obligations under the Exchange Act within ten (10) Business

Days immediately following the filing of a Form 15 immediately following the Effective Time); (y) materially impede the ability of the Company or its Subsidiaries to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law; or (z) be materially adverse to the business, operations, properties, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole; provided, however, that solely for purposes of the preceding clause (z), none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any general economic or political conditions (or changes in such conditions), including any changes arising out of acts of terrorism or war, provided that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(ii) any conditions in the industry or industries in which the Company primarily conducts business (or changes in such conditions), provided that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(iii) any changes after the date hereof in Laws or GAAP;

(iv) any changes arising from or otherwise relating to fluctuations in the value of any currency;

(v) any failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (provided, that any underlying fact, event, circumstance, change or effect that may have contributed to such failure such not be excluded from the determination of whether a Company Material Adverse Effect has occurred by reason of this clause (v));

(vi) any changes in trading price of Company Shares or the trading volume of Company Shares (but not, in each case, the underlying cause of any such changes, unless such underlying change would otherwise be excepted from this definition); or

(v) any changes resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this

Agreement (including the Offer and the Merger), or the public announcement or pendency of this Agreement or the transactions contemplated by this Agreement (including the Offer and the Merger) (provided, that this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) but subject to disclosures in the corresponding sections of the Company Disclosure Schedules).

“Company Options” shall mean any options to purchase shares of Company Shares outstanding under any of the Company Stock Plans or otherwise.

“Company Preferred Stock” shall mean shares of the preferred stock, par value $0.001 per share, of the Company.

“Company Products” shall mean any and all products, and services, marketed, offered, sold, licensed, provided or distributed by Company or any of its Subsidiaries as of the date hereof or in the six year period preceding the date hereof, and any of the forgoing under development as of the date hereof that the Company expects or intends to make available commercially within one year of the date hereof.

“Company Restricted Stock” shall mean all shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) that are, at the time of determination, subject to vesting or forfeiture or repurchase by the Company pursuant to an existing Contract with the holder thereof.

“Company Shares” shall mean shares of the common stock, par value $0.001 per share, of the Company.

“Company Stock Plans” shall mean the 2000 Amended and Restated Equity Incentive Plan, the 2009 Equity Incentive Plan, as amended, and the 2000 Non-Employee Directors’ Stock Option Plan.

“Company Stockholders” shall mean holders of Company Shares.

“Company Warrant” shall mean that certain Warrant to Purchase Shares of Company Common Stock issued on January 4, 2008 to Hewlett-Packard Company, as amended.

“Continuing Contractors” means all non-employee service providers of the Company or any Subsidiary of the Company who (i) are offered and accept a service contract as a consultant, advisor or other non-employee service position, prior to the Effective Time, by Parent or any subsidiary of Parent, (ii) at the Effective Time, continue their service with the Company or any Subsidiary of the Company, or (iii) remain or become at the Effective Time non-employee service providers of the Company or, outside the U.S., at the Effective Time remain or become non-employee service providers of the Company, Parent or any subsidiary as required by applicable Law.

“Continuing Employees” means all common law employees of the Company or any Subsidiary of the Company who (i) are offered and accept employment, prior to the Effective Time, by Parent or any subsidiary of Parent, (ii) at the Effective Time, continue their employment with the Company or any Subsidiary of the Company, or (iii) remain or become at the Effective Time employees of the Company or, outside the U.S., at the Effective Time remain or become employees of the Company, Parent or any subsidiary as required by applicable Law.

“Continuing Service Providers” means Continuing Employees and Continuing Contractors.

“Contract” shall mean any oral or written contract, subcontract, agreement, commitment, note, bond, mortgage, guaranty, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 or 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Plans.

“Customer Data” shall mean (A) all data and content uploaded or otherwise provided by or for the customers of the Company or any of its Subsidiaries to, or stored by the customers of the Company or any of its Subsidiaries on, the Company Products; (B) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products or by or for the Company or any of its Subsidiaries in its provision of the Company Products or operation of the business of the Company and its Subsidiaries; and (C) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in sub-clauses (A) and (B) above.

“Delaware Law” shall mean the DGCL and any other Laws of the State of Delaware.

“DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

“DOJ” shall mean the United States Department of Justice, or any successor thereto.

“DOL” shall mean the United States Department of Labor, or any successor thereto.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

“Environmental Laws” shall mean all Laws which regulate or control pollution, natural resources, health and safety, or the environment, or any Hazardous Material or any

Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the OSHA, the WEEE Directive, the RoHS Directive, the China RoHS, the Registration, Evaluation, Authorization, and Restriction of Chemicals Regulation (EC) No 1907/2006, and conflict mineral rules promulgated by the U.S. Securities and Exchange Commission.

“Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Authority pursuant to Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity under common control with the Company or a Subsidiary of the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Government Contract” shall mean any prime Contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind with (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing.

“Hazardous Material” shall mean any material, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labelling or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including, without limitation, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product recycling, product take-back or Hazardous Materials product content requirements, (including, but not limited to, the RoHS Directive, WEEE Directive, and China RoHS, and their implementing Laws).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” shall mean any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials (“Trade Secrets”); (iii) copyrights and all other rights corresponding thereto associated with any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks and service marks (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“Intervening Event” shall mean, with respect to the Company, a material fact, event, change, development or set of circumstances (other than, and not related to, an Acquisition Proposal) that (i) was neither known to nor reasonably foreseeable by any member of the Company Board, assuming consultation with the executive officers of the Company, as of or prior to the date of this Agreement, (ii) did not result from or arise out of the reasonably foreseeable consequences of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, this Agreement, and (iii) does not relate to, result from or arise out of any Acquisition Proposal (whether or not a Superior Proposal).

“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Key Employees” shall mean those individuals designated on Schedule I.

“Knowledge,” with respect to the Company, shall mean the actual knowledge of any of the Knowledge Persons after reasonable inquiry of the employees, consultants or independent contractors of the Company and its Subsidiaries with the administrative or operational responsibility for such matter in question.

“Knowledge Persons” shall mean those individuals designated on Schedule II.

“Law” or “Laws” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, claim, suit, litigation, arbitration, proceeding (public or private), criminal prosecution, hearing, audit, review or investigation commenced, brought, conducted or heard by or before any Governmental Authority.

“Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean the NASDAQ Global Market.

“NASDAQ Rules” shall mean the rules and regulations of NASDAQ.

“Object Code” shall mean computer Software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org).

“Open Source Materials” shall mean all Software that is licensed pursuant to an Open Source License or otherwise defined as “Open Source” by the Open Source Initiative.

“Order” shall mean any judgment, decision, decree, injunction (whether temporary, preliminary or permanent), ruling, writ, assessment or order of any Governmental Authority.

“Ordinary Course License” shall mean a non-exclusive Contract between Company or any of its Subsidiaries and a third party entered into in the ordinary course with respect to Company Products and which Contract is either (i) on Company’s standard terms and conditions (a copy of which has been provided to Parent) or (ii) on terms and conditions substantially the same as the Company’s standard terms and conditions.

“Parent Material Adverse Effect” shall mean any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects, would reasonably be expected to materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms of this Agreement and applicable Law.

“Parent’s Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives of the Parent.

“Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (ii) statutory Liens existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent and (iii) Liens securing Liabilities reflected and properly accounted for on the Balance Sheet.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” shall mean (A) information that, alone or in combination with other information, may be used to identify, locate, or contact a natural person, including an individual’s name, street address, telephone number, e-mail address, photograph, Social Security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, health-related information or data, persistent identifier (such as an IP address or a device identifier); (B) data collected from an IP address, web beacon, pixel tag, ad tag, cookie, local storage object, Software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application; (C) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Privacy Legal Requirement; and (D) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Privacy Legal Requirements” shall mean all (i) applicable Laws, (ii) Privacy Policies, (iii) contractual obligations, (iv) third-party privacy policies, terms of use, and similar documents that the Company or any of its Subsidiaries is or has been contractually obligated to comply with, (v) rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries is or has been a member or that the Company or any of its Subsidiaries has been contractually obligated to comply with (including, to the extent applicable, the Payment Card Industry Data Security Standard), and (vi) applicable published industry standards relating to (A) the privacy of users of all Company Products and visitors to the websites and other online services of the Company and each of its Subsidiaries; (B) consumer protection, marketing, promotion, and text messaging, email, and other communications; and (C) the use, collection, retention, storage, security, disclosure, transfer, disposal, and other processing of any Personal Data or Customer Data.

“Privacy Policy” shall mean each external or internal, past or present privacy policy or representation or obligation of the Company or any of its Subsidiaries relating to privacy, data security, or the collection, obtainment, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, and other processing of any Personal Data.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“RoHS Directive” means the European Union Directive 2011/65/EU on the Restriction on the Use of Hazardous Substances, as amended, and all implementing Laws.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise and (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.

“Source Code” shall mean computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” of any Person shall mean (i) a corporation holding more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any unsolicited, bona fide written offer or proposal to acquire at least ninety percent (90%) of the outstanding voting securities of the Company which the Company Board shall have determined in good faith (after consultation with a financial advisor of nationally recognized standing and outside legal counsel, and after taking into account all aspects of such offer or proposal, including the identity of the third party making such offer or proposal, all financial, legal and regulatory aspects of such offer or proposal, the conditions to and prospects for completion of such offer or proposal and the transaction(s) contemplated thereby, as well as any counter-offer or proposal made by Parent in response thereto) is more favorable to the Company Stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (including the Offer and the Merger) and, if applicable, any counter-offer or proposal made by Parent or any of its Affiliates in response thereto.

“Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of non-U.S., state or local law (including any arrangement for group or consortium relief or similar arrangement)) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Returns” shall mean all returns, declarations, estimates, reports, information returns, statements and other documents, including any related or supporting information with respect to any of the foregoing or any amendments of the foregoing, filed or to be filed in respect of any Taxes.

“Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following: Patents, Trademarks, Domain Names, technology, information, know how, Copyrights, Trade Secrets, inventions (whether or not patented or patentable), discoveries, improvements, show how, techniques, mask works, designs, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, devices, schematics, netlists, test methodologies, development work and tools and all user documentation.

“Ultimate Parent” means Seagate Technology PLC.

“WEEE Directive” means the European Union Directive 2012/19/EU on Waste Electrical and Electronic Equipment, as amended, and all implementing Laws.